U. S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             Aegis Assessments, Inc.
                             -----------------------
             (Exact name of registrant as specified in its charter)

Delaware                                      3669                    72-1525702
--------                                      ----                    ----------
(State or other jurisdiction (Primary Standard Industrial (I.R.S. Employer of incorporation or organization) Classification Code Number) Identification
                                                                            No.)

4100 Newport Place, Suite 660, Newport Beach, CA                           92660
------------------------------------------------                           -----
(Address of registrant's principal executive offices)                 (Zip Code)

                                  877.718.7599
                                  ------------
                 (Registrant's Telephone Number, Including Area
                                      Code)


                              Deron M. Colby, Esq.
                                  MC Law Group
                          4100 Newport Place, Suite 820
                         Newport Beach, California 92660
                                  949.250.8655
                                    Facsimile
                         -------------------------------
            (Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]_______


                                           CALCULATION OF REGISTRATION FEE

================================== =================== ==================== ======================= ================
       Title of each class               Amount         Proposed maximum       Proposed maximum        Amount of
          of securities                  to be           offering price           aggregate          registration
        to be registered               registered           per share           offering price            fee
---------------------------------- ------------------- -------------------- ----------------------- ----------------
Common Stock, $.001 par value          3,619,000              $2.00               $7,238,000            $665.90
================================== =================== ==================== ======================= ================

The offering price per share for the selling shareholders was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                     [LOGO]

                             PRELIMINARY PROSPECTUS
                            AEGIS ASSESSMENTS, INC.,
                             A DELAWARE CORPORATION

                               3,619,000 SHARES OF
                 COMMON STOCK TO BE SOLD BY CURRENT SHAREHOLDERS

                   ESTIMATED OFFERING PRICE OF $2.00 PER SHARE

The selling shareholders of Aegis Assessments, Inc. listed on page 13 under the caption "Selling Shareholders" may offer and sell up to an aggregate of 3,619,000 shares of our common stock under this prospectus. This prospectus is part of a registration statement that permits selling shareholders to sell their shares on a continuous or delayed basis in the future. The estimated offering price of the shares to be sold using this prospectus is $2.00. We will not receive any of the proceeds of this offering.

Our common stock is not listed on a national securities market or the Nasdaq Stock Market. No public market currently exists for shares of our common stock. We have not applied for listing or quotation with any national securities exchange or automated quotation system.

AN INVESTMENT IN THE COMMON STOCK OFFERED UNDER THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK AND WE URGE YOU TO CAREFULLY REVIEW THIS PROSPECTUS WITH PARTICULAR ATTENTION TO THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 8 BEFORE INVESTING IN SHARES OF OUR COMMON STOCK. A PURCHASE OF OUR COMMON STOCK IS HIGHLY SPECULATIVE AND INVESTORS SHOULD NOT PURCHASE SHARES OF OUR COMMON STOCK UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT.

All of the shares being offered and sold by the selling shareholders are issued and outstanding and were acquired by the selling shareholders in private placement transactions which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933.

The shares of common stock offered by the selling shareholders have not been registered for sale under the securities laws of any state as of the date of this prospectus and selling shareholders may not sell their shares until those shares are qualified or registered under various state Blue Sky laws, or unless an exemption from such qualification or registration is available. Selling shareholders and brokers or dealers effecting transactions in the shares of our common stock should confirm the registration thereof under the securities laws of the states in which transactions occur or the existence of any exemption from registration. We will not receive any of the proceeds from the sale of those shares being offered.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

--------------- ---------------------- ----------------------- -----------------
                Price to the Public    Costs of the Offering   Proceeds to the
                                                               Company
--------------- ---------------------- ----------------------- -----------------
Per Share                $2.00                   $0.007              $0.00
--------------- ---------------------- ----------------------- -----------------
Total Offering        $7,238,000.00            $26,000.00            $0.00
--------------- ---------------------- ----------------------- -----------------
(1) The company will not receive any of the proceeds of this offering, but will pay the costs of the offering.



               The date of this prospectus is October 7, 2002
                             Subject to completion.

                                TABLE OF CONTENTS


Prospectus Summary ............................................................6
    Our background.............................................................6
    Our business...............................................................6
    Our product................................................................7
    The offering by the selling shareholders ..................................7
    Description of the shares of common stock being
    offered for sale by the selling shareholders...............................7
    Benefits of offering to our current officers and directors.................8
    Estimated use of proceeds..................................................8
    Summary financial information .............................................8
Risk Factors...................................................................8
      o We are a developmental stage company with losses since formation and we anticipate a need for additional financing to supply us with the working capital necessary to maintain our operations; otherwise, we will be unable to realize our business plans, which will harm our ability to earn revenues.............................................8
      o Our inability to successfully license, manufacture and market our intellectual property and technologies will adversely affect our competitiveness and financial condition which will likely harm our ability to earn revenues.............................................9
      o We may be unable to implement our business plan to develop and bring to market functional prototypes of our inventions and designs which will, in turn, harm our reputation in the business community and adversely affect our ability to earn revenues........................9
      o Competition in the law enforcement communications industry is intense and due to our limited resources we may be unable to compete successfully. If we are unable to compete successfully, our reputation will be harmed which will adversely affect our ability to enter into beneficial strategic relationships resulting in reduced revenues.....9
      o We have limited intellectual property protection and our competitors may be able to appropriate our technology or assert infringement claims which could divert resources earmarked for business development and ultimately harm our ability to earn revenues....................10
      o Although we have employment and consulting contracts with our key personnel, the loss of the services of any of our key employees or consultants would harm our ability to move forward with our business plan as we would be forced to spend considerable time and funds on securing replacement personnel where we would otherwise be spending such time and funds on business development.........................10
      o Our future operating results are unpredictable which makes an investment in us highly speculative and, as a result, could cause an investor in us to lose his or her entire investment.................11
      o The exercise of outstanding options to purchase our common stock may cause significant dilution to our stockholders and may have an adverse impact on the market price of our common stock which could cause our investors to lose their entire investment in us and could cause our business to fail....................................................11
      o There no public market for the offered shares which may force investors in us to retain their shares during periods where selling such shares would be advisable. As a result, investors in us may lose their entire investment.............................................11
      o Our certificate of incorporation and our bylaws include provisions eliminating or limiting the liability of our officers and directors to the company for certain damages which ultimately limits investors' ability to recover from our officers and directors for certain damages.............................................................12
      o Because our common stock will be subject to the penny stock rules, purchasers of our common stock may have difficulty selling our common stock...............................................................12
      o Our officers and directors are engaged in activities that could conflict with our interests; therefore, our officers and directors may devote insufficient time to our affairs, which may negatively affect our operations and harm our ability to earn revenues................12
      o Our officers and directors own approximately 86% of our outstanding common stock. Such concentrated control allows these shareholders to determine matters requiring shareholders'
          approval............................................................12
Forward Looking Statements....................................................13
Use of proceeds...............................................................14
Determination of Offering Price...............................................14

Determination of offering price ..............................................14
Dilution......................................................................14
Selling shareholders .........................................................14
Plan of distribution .........................................................18
Legal proceedings ............................................................19
Directors, executive officers, promoters and control persons .................19
Security ownership of certain beneficial owners and management ...............20
Changes in control ...........................................................23
Description of securities.....................................................23
   o  Common stock ...........................................................23
   o  Preferred stock.........................................................23
   o  Dividend policy ........................................................23
   o  Stock option plan.......................................................24
   o  Summary of 2002 plan ...................................................24
   o  Administration .........................................................24
   o  Eligibility ............................................................24
   o  Option price............................................................24
   o  Exercise of options ....................................................24
   o  Acceleration and exercise upon change of control .......................24
   o  Payment for option shares ..............................................24
   o  Termination of the 2002 Stock Option Plan ..............................24
   o  Transferability of options .............................................25
   o  Issuance and reservation of shares......................................25
Interest of named experts and counsel.........................................25
Disclosure of Commission Position on Indemnification
for Securities Act Liabilities................................................25
Indemnification Agreements....................................................25
Organization within last 5 years..............................................25
   o  Transactions with promoters ............................................25
Description of business.......................................................26
   o  Mission statement ......................................................26
   o  Market description......................................................26
   o  What is our potential market? ..........................................26
   o  Who are our customers? .................................................27
   o  SafetyNet(TM)...........................................................27
   o  Benefits of our SafetyNet(TM)technology ................................28
   o  How SafetyNet(TM)operates ..............................................28
   o  Market overview ........................................................29
Terrorist attacks against United States interests.............................29
The international terrorist situation.........................................30
The domestic terrorism threat ................................................30
Right wing extremist groups...................................................30
Other emergency situations....................................................30
The federal government's plan and the Office of Homeland Security.............30
Spending by category proposed in the federal fiscal Year 2003 budget .........31
The Federal Emergency Management Agency.......................................31
Our competition - the private sector gets involved............................31
Management's discussion and analysis of financial condition and results of operations.........................................................33
   o  Liquidity and capital resources.........................................33
   o  Results of operations...................................................33
   o  Our plan of operation for the next twelve months........................33
Description of property ......................................................34

    Property held by us.......................................................34
    Our facilities ...........................................................34
Certain relationships and related party transactions..........................34
Market for common equity and related stockholder matters......................35
    Reports to shareholders...................................................35
    Penny stock regulation....................................................35
Executive compensation........................................................36
   o  Summary compensation table..............................................36
   o  Compensation of directors...............................................37
   o  Employment contracts....................................................37
Financial statements..........................................................37
Changes in and disagreements with accountants on accounting
and financial disclosure......................................................52
Legal matters.................................................................52
Experts.......................................................................52
Additional information........................................................53
Part II - information not required in prospectus..............................53
Indemnification of directors and officers.....................................53
   o  Indemnification agreements..............................................53
Other expenses of issuance and distribution...................................53
Recent sales of unregistered securities.......................................53
Exhibits......................................................................55
Undertakings..................................................................56
Signatures....................................................................58

Outside Back Cover Page

Dealer Prospectus Delivery Obligation

Until __________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Prospectus summary: This summary highlights all material information contained in the prospectus, but you should read the entire prospectus before purchasing any shares of our common stock.

Our background:                    We were founded in January 2002 to provide
                                   vulnerability assessments and emergency
                                   communications systems to schools and
                                   government facilities. Our goal is to improve public safety emergency communications and allow seamless communication between police, fire fighters and emergency medical personnel responding to an emergency at a school or other government facility.

                                   As we developed our system, the Aegis
                                   SafetyNet,(TM) it became apparent that there were significant military and law enforcement applications for this system. Our focus is now on developing those military and law enforcement applications.

                                   We incorporated the business on January 16, 2002 as a Delaware corporation. Our principal business address is 4100 Newport Place, Suite 660, Newport Beach, California 92660. Our telephone number is 877.718.7599.

Our business:                      The terrorist attacks on our country have
                                   made homeland defense a national priority.
                                   However, we believe there are glaring
                                   deficiencies in our national preparedness, specifically communications systems available to police, fire fighters and emergency medical personnel.

                                   We believe that the benefits of building a first responder communications capability are immediate and widespread - making the nation safer from terrorist attacks while also bolstering everyday response capabilities.

                                   We have designed a wireless command and
                                   control communications system, the Aegis
                                   SafetyNet,(TM) which we believe will be used by law enforcement in their day-to-day operations, as well as by specially trained hazardous material teams, collapse search and rescue units, bomb squads, and police tactical units such as Special Weapons Teams.

                                   We are currently working with the Los Angeles County Sheriff's Department Special Enforcement Bureau to test, develop and implement the Aegis SafetyNet(TM) which will, among other things, allow video transmissions and voice communications from a crime scene to subordinate and superior commands and provide surveillance capabilities from vantage points that would otherwise be dangerous or conspicuous.

                                   The Aegis SafetyNet(TM) has both military and law enforcement applications. In addition to field-testing our system with the Los Angeles County Sheriff's Department, the Department of the Army, Special Forces Command, has established an Integrated Concept Development Team with us to develop, plan and execute security initiatives for Department of State facilities abroad.

Our product:                       The Aegis SafetyNet(TM):

                                   o    allows common command and control for
                                        law enforcement, firefighters and
                                        emergency medical technicians responding to any type of emergency, from earthquakes to terrorist incidents;
                                   o    meshes the latest, most advanced
                                        wireless and other on-site sensor
                                        technologies with our proprietary
                                        software to provide real-time streaming
                                        video and other highly dense files of
                                        information;
                                   o    allows collaboration between agencies
                                        and subject matter experts, resulting in better tactical decision making;
                                   o    combines data and voice communication
                                        capabilities, allowing multiple levels
                                        in the chain of command to share
                                        intelligence about emergency site
                                        conditions and coordinate a response
                                        strategy;
                                   o    enables greater situational awareness;
                                   o    protects emergency responders by
                                        allowing visual information to be
                                        gathered by remote video;
                                   o    deploys rapidly at an emergency site;
                                   o    provides "reach-back" capability to
                                        allow consultation with subject matter
                                        experts who are not at the emergency
                                        site;
                                   o    provides satellite communications;
                                   o    can be used on frequencies currently
                                        available for public safety purposes;
                                   o can be integrated with existing security systems;
                                   o    transmits secure, encrypted data;
                                   o    provides high-speed access to
                                        information; and
                                   o    is scalable.

The offering by the selling        Up to 3,619,000 shares of our common stock
shareholders:                      may be offered by the selling shareholders.
                                   The selling shareholders may sell all or any portion of the shares in this offering in one or more transactions through a variety of methods. The estimated offering price of the shares is $2.00, although the selling shareholders may sell at any price.

Description of the shares of       We are authorized to issue 100,000,000 shares
common stock being offered for     of common stock having equal rights and
shareholders:                      preferences, including voting privileges.
                                   Each shareholder of our common stock is
                                   entitled to a pro rata share of cash
                                   distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. The shareholders are entitled to cumulate their votes for directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available for dividends. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Benefits of offering to our        Based on the estimated offering price
current officers and directors:    per share of $2.00 per share, our officers
                                   and directors would receive proceeds of
                                   approximately $5,200,000 if all of their offered shares were sold at the estimated offering price. In particular, we issued 8,350,000 shares of our common stock valued at $.001 per share in exchange for services related to our incorporation and initial business activities to our officers and directors, Eric Johnson, Joseph King,
                                   Richard Reincke and George Farquhar. We are registering only a portion of the total shares held by our officers and directors.

                                   Based on the estimated offering price
                                   per share, Mr. Johnson would realize a profit of approximately $1,999,000 if all of his offered shares were sold at the estimated offering price. Mr. King would realize a profit of approximately $799,600 if all of his offered shares were sold at the estimated offering price. Mr. Reincke would realize a profit of approximately $1,199,400 if all of his offered shares were sold at the estimated offering price.
                                   Mr. Farquhar would realize a profit of
                                   approximately $199,900 if all of his offered shares were sold at the estimated offering price. Mr. Peacock would realize a profit of approximately $695,000 if all of his offered shares were sold at the estimated offering price.

Estimated use of proceeds:         We will not receive any of the proceeds from
                                   the sale of those shares being offered by the selling shareholders.

Summary financial information:     The summary financial information below is
                                   derived from the more detailed financial statements appearing elsewhere in this
                                   Form SB-2. We prepared our financial
                                   statements in accordance with generally
                                   accepted accounting principles in the United
                                   States. All information in this Form SB-2 must be considered in conjunction with our financial statements and notes contained elsewhere in this Form SB-2.

                     Income Statement           For the Period from inception
                                            (January 16, 2002) to July 31, 2002
                                                               $
                     Revenue                                   0
                     Net Income (Loss)                     (127,365)
                     Net Income (Loss) Per Share             (.02)


                     Balance Sheet                      July 31, 2002
                                                               $
                     Total Assets                            39,481
                     Total Liabilities                       64,492
                     Shareholders' Deficit                  (25,011)



                                  RISK FACTORS

In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any of our shares of common stock. A purchase of our common stock is speculative and involves many risks. No purchase of our common stock should be made by any person who is not in a position to lose the entire amount of his investment.

We are a developmental stage company with losses since formation and we anticipate a need for additional financing to supply us with the working capital necessary to maintain our operations; otherwise, we will be unable to realize our business plans, which will harm our ability to earn revenues.

We are a development stage company. From the date of formation until July 31, 2002, we have incurred losses from our research and development endeavors in the amount of $127,365. We may be unable to generate any revenues or achieve profitability on a quarterly or annual basis. We anticipate the need for additional working capital in order to accomplish our business goals. We will likely require approximately $360,000 to fund our operations for the next twelve months. If we do not raise sufficient funds, we will be unable to compete effectively in the wireless communications industry. We do not presently have any sources of financing other than the sale of our equity securities. Our inability to generate additional financing will harm our ability to earn revenues.

Our inability to successfully license, manufacture and market our intellectual property and technologies will adversely affect our competitiveness and financial condition which will likely harm our ability to earn revenues.

Our success depends upon our ability to license and market our intellectual property and technologies. We must devote substantial management time and financial resources to locate strategic licensing, manufacturing and marketing partners. We propose to enter into licensing and marketing arrangements to license, manufacture and promote our intellectual property and technologies. We may be unable to enter into agreements with other parties on terms acceptable to us and such arrangements may not be profitable. Our failure to enter into such agreements may force us to undertake the manufacturing and marketing of our products ourselves, which will increase our administrative and operating costs. Such a result will have a material adverse effect on our competitiveness and operations. Specifically, our costs may outstrip our resources and, in turn, force us to curtail our business plans. In such an event, our ability to earn revenues will be harmed.

We may be unable to implement our business plan to develop and bring to market functional prototypes of our inventions and designs which will, in turn, harm our reputation in the business community and adversely affect our ability to earn revenues.

We based our business plan on certain assumptions regarding the timely marketability of our products and processes to potential licensees and purchasers. These assumptions are based on our best estimates. Our assessments regarding our industry, potential licensing partners and marketability of our products and processes may be incorrect. Our future success in implementing our business plan may be adversely affected by external factors including:

     o    governmental regulations;

     o    customer acceptance of our products;

     o    technological changes in the wireless communications industry;

     o    increased competition in the wireless communication industry;

     o increased operating costs, including costs of consultants, lab and testing facility fees, supplies and equipment; and

     o    licensing agreements offered by competing technologies.

We may never successfully develop functional prototypes of our inventions and designs. Even if we are able to build functional prototypes, we may be unable to successfully bring our prototypes to market or be profitable even if we do bring prototypes to market. If we are unable to bring our prototypes to market or if our prototypes fail to function as expected, our business reputation will be harmed resulting in a reduced ability to earn revenues.

Competition in the law enforcement communications industry is intense and due to our limited resources we may be unable to compete successfully. If we are unable to compete successfully, our reputation will be harmed which will adversely affect our ability to enter into beneficial strategic relationships resulting in reduced revenues.

As the government and private industry become increasingly concerned with security issues, the security and anti-terrorism industry has grown accordingly. Competition for government and private contracts is intense among a wide ranging group of product and service providers, almost all of which are larger than us and possess significantly greater assets, personnel and financial resources. Among other things, we compete on the basis of interoperability, frequency, channel congestion, and voice and data security issues. Our specific competition is more particularly described in our Business discussion below under the subheading "Competition". Our success depends upon hiring a number of extremely qualified individuals. The hiring pool is relatively small, and there is intense competition for these experts in communications technology. Unless we can raise additional funds, we may not have the financial resources available to hire or retain skilled personnel. The lack of skilled personnel will hinder our ability to get products to market which will ultimately harm our ability to earn revenues.

We have limited intellectual property protection and our competitors may be able to appropriate our technology or assert infringement claims which could divert resources earmarked for business development and ultimately harm our ability to earn revenues.

We intend to rely on a combination of trade secrets, copyright laws, trademark laws, non-disclosure and other contractual provisions with employees and third parties, and technical measures to protect our proprietary rights in our "command and control" software and related products. There can be no assurance that these protections will be adequate or that our competitors will not independently develop technologies that are substantially equivalent or superior to ours. If someone infringes on our copyrights or trademarks, we may have to enter into costly and time-consuming litigation in a variety of forums to protect our intellectual property rights. If we fail to protect our intellectual property, others may appropriate our technology and sell products with features similar to ours. This could reduce demand for our products. We may rely on certain proprietary technologies, trade secrets, and know-how that are not patentable. Although we may take action to protect our unpatented trade secrets, our technology and our proprietary information, in part, by the use of confidentiality agreements with our employees, consultants and certain of our contractors, there can be no assurance that:

     o    these agreements will not be breached;
     o    we would have adequate remedies for any breach; or
     o our proprietary trade secrets and know-how will not otherwise become known or be independently developed or discovered by competitors.


There is also no assurance that our actions will be sufficient to prevent imitation or duplication of our products and services by others or prevent others from claiming violations of their trade secrets and proprietary rights. If another company is able to copy our products and services and create a functionally equivalent product at a lower cost, quicker than us, our ability to earn revenues will be harmed.

We believe that our products do not infringe upon the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against us in the future or that a license or similar agreement will be available on reasonable terms in the event of an unfavorable ruling on any such claim. In addition, any such claim may require us to commit substantial time and effort, and to incur substantial litigation expenses, and may subject us to significant liabilities that could harm our ability to earn revenues. Specifically, we will be forced to use funds that would otherwise be used to advance our business objectives.

Although we have employment and consulting contracts with our key personnel, the loss of the services of any of our key employees or consultants would harm our ability to move forward with our business plan as we would be forced to spend considerable time and funds on securing replacement personnel where we would otherwise be spending such time and funds on business development.

Our performance is substantially tied to and dependent upon the continued services and performance of our key personnel. Compared to other competitive organizations, the depth of our management is limited and failure or inability of key personnel to perform and continue to render services to us would materially affect our future as we would be forced to spend time and funds on securing replacement personnel. Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, marketing and customer service personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to successfully attract, assimilate or retain sufficiently qualified personnel. Our failure to retain and attract additional technical, managerial, merchandising, marketing and customer service personnel will decrease our competitiveness and inhibit our level of technical innovation. As a result, our ability to earn revenues and continue advancing our business plan could be harmed.

Our future operating results are unpredictable which makes an investment in us highly speculative and, as a result, could cause an investor in us to lose his or her entire investment.

Our revenues and operating results may fluctuate significantly from quarter to quarter due to a number of factors, not all of which are in our control. These factors include:

     o the contract bidding and awarding cycles of government agencies and private enterprises, which are conditioned upon their respective budget allocations;

     o our cash flow from payments received pursuant to such contracts, which may vary as contracts are in various stages of completion;

     o the number of qualified employees we have at any given time to perform such contracts;

     o    variations in our competitors' bidding cycles and operations; and

     o the nature and extent of future terrorist activities, especially in the United States.

As we cannot guarantee our operating results and cannot guarantee that we will earn revenues, an investment in us is highly speculative and a purchaser of the offered shares should be prepared to lose his or her entire investment in us.

The exercise of outstanding options to purchase our common stock may cause significant dilution to our stockholders and may have an adverse impact on the market price of our common stock which could cause our investors to lose their entire investment in us and could cause our business to fail.

As of October 3, 2002, there were outstanding options to acquire up to 2,975,000 shares of our common stock at prices ranging from $0.10 to $0.30 per share. If exercised, these securities will dilute the percentage ownership of holders of outstanding common stock of our company. These securities, unlike the common stock, provide for anti-dilution protection upon the occurrence of stock splits, redemptions, mergers, reclassifications, reorganizations and other similar corporate transactions. If one or more of these events occurs, the number of shares of common stock that may be acquired upon conversion or exercise would increase and have a dilutive effect on your shares of common stock. The mere prospect of the exercise of the options could depress the market price for our common stock. If the market price of our stock is depressed, investors could lose their entire investment in us. Also, the depression of our stock price will make it more difficult for us to raise capital through the sale of our stock as investors will be more hesitant to invest in a company with a depressed stock price.

There no public market for the offered shares which may force investors in us to retain their shares during periods where selling such shares would be advisable. As a result, investors in us may lose their entire investment.

There is currently no public market for the offered shares. A public market may not develop for the offered shares. Investors will have no right to present their shares of common stock to the company for repurchase. Investors who wish to terminate their investment in the company must rely solely upon their ability to sell or otherwise transfer their shares of common stock purchased from the selling shareholders, subject to applicable securities laws. There may be no private market for the offered shares. As a result, investors may be forced to retain their shares during periods when it would be more prudent to sell or otherwise dispose of their shares. Consequently, the purchase of shares of our common stock should be considered only as a long-term investment. Accordingly, a purchase of the offered shares should be considered significantly illiquid.

Our certificate of incorporation and our bylaws include provisions eliminating or limiting the liability of our officers and directors to the company for certain damages which ultimately limits investors' ability to recover from our officers and directors for certain damages.

Accordingly, our officers and directors may have no liability to the company or our shareholders for any mistakes or errors of judgment or for any act of omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to the shareholders. As a result, the ability of our investors to recover from our officers and directors for damages associated with such action or inaction is limited.

Because our common stock will be subject to the penny stock rules, purchasers of our common stock may have difficulty selling our common stock.

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and any salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock.

Our officers and directors are engaged in activities that could conflict with our interests; therefore, our officers and directors may devote insufficient time to our affairs, which may negatively affect our operations and harm our ability to earn revenues.

Our officers and directors may have existing responsibilities to other entities. Conflicts of interest between us and those other activities may occur from time to time. Our officers and directors may have conflicts of interest in allocating time, services, and functions between our business and the other business ventures in which he may be or become involved and our affairs. Currently, Mr. King, Mr. Grillo and Mr. Farquhar dedicate only a portion of their business hours to our business activities. As discussed later in the section entitled "Directors, Executive Officers, Promoters and Control Persons", Messrs. King, Grillo and Farquhar engage in other business pursuits. However, they have agreed to dedicate additional time to our business when funds permit.

Our officers and directors own approximately 86% of our outstanding common stock. Such concentrated control allows these shareholders to determine matters requiring shareholders' approval.

Our officers and directors beneficially own approximately 86% of our outstanding common stock. Concentrated control of the company may adversely affect the price of our common stock as our officers and directors may be able to control the election of directors and other matters requiring shareholders' approval. Such concentrated control will make it difficult for our shareholders to receive a premium for their shares of our common stock if we merge with a third party or enter into a transactions requiring shareholder approval because such shareholders will be unable to influence such decisions if our officers and directors decide to vote their shares similarly. In addition, investors may be more hesitant to invest in us because they will have little control over decisions requiring shareholders' approval.

Forward Looking Statements
--------------------------

Information in this prospectus contains "forward looking statements" which can be identified by the use of forward-looking words such as "believes", "estimates", "could", "possibly", "probably", "anticipates", "estimates", "projects", "expects", "may", "will", or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy. Other factors could also cause actual results to vary materially from the future results anticipated by those forward-looking statements.

Use of proceeds
---------------

We will not receive any proceeds from the sale of shares of our common stock being offered by the selling shareholders.

Determination of Offering Price
-------------------------------

The selling security holders may sell our common stock at prices then prevailing or related to the then current market price or at negotiated prices.

Dilution
--------

The shares offered for sale by the selling shareholders are already outstanding and, therefore, do not contribute to dilution.

Selling shareholders
--------------------

The following table sets forth the names of the selling shareholders, the number of shares of common stock beneficially owned by the selling shareholders, the number of shares of common stock which may be offered for sale pursuant to this prospectus by such selling shareholders, the number of shares beneficially owned by such selling shareholders after the offering, and the percentage ownership after the offering. Because the selling shareholders may sell all or part of the shares of common stock offered hereby, the following table assumes that all shares offered under this prospectus have been sold by the selling shareholders. The offered shares of common stock may be offered from time to time by each of the selling shareholders named below. However the selling shareholders are under no obligation to sell all or any portion of the shares of common stock offered, neither are the selling shareholders obligated to sell such shares of common stock immediately under this prospectus.

None of the selling shareholders has held any position or office with us, except as specified in the following table. Other than the relationships described below, none of the selling shareholders had or have any material relationship with us.

============================= =====================================================================================================
  Name of Selling Security     Shares of Common Stock   Maximum Number of Shares     Shares of Common Stock    Percent of Shares of
           Holder              Owned Before Offering          Being Offered           Owned After Offering      Common Stock Owned
                                                                                                                  After Offering
----------------------------- -----------------------------------------------------------------------------------------------------
Eric Johnson(1)                      3,550,000                  1,000,000                   2,550,000                 24.6%
----------------------------- -----------------------------------------------------------------------------------------------------
Joseph King(2)                       3,405,000                   400,000                    3,005,000                  29%
----------------------------- -----------------------------------------------------------------------------------------------------
Robert Alcaraz(3)                     150,000                    150,000                        0                       0
----------------------------- -----------------------------------------------------------------------------------------------------
Eric Peacock(4)                       500,000                    350,000                     150,000                   1.4%
----------------------------- -----------------------------------------------------------------------------------------------------
Richard Reincke(5)                    800,000                    600,000                     200,000                   1.9%
----------------------------- -----------------------------------------------------------------------------------------------------
George Farquhar(6)                    500,000                    100,000                     400,000                   3.9%
----------------------------- -----------------------------------------------------------------------------------------------------
Vernon Briggs III                     500,000                    100,000                     400,000                   3.9%
----------------------------- -----------------------------------------------------------------------------------------------------
Robert N. Hutchings                    20,000                    20,000                         0                       0
----------------------------- -----------------------------------------------------------------------------------------------------
Richard Kitynsky                       50,000                    50,000                         0                       0
----------------------------- -----------------------------------------------------------------------------------------------------
Douglas Puskar                         40,000                    40,000                         0                       0
----------------------------- -----------------------------------------------------------------------------------------------------
Allan G. and Marcella H.
Levy                                   80,000                    80,000                         0                       0
----------------------------- -----------------------------------------------------------------------------------------------------
Robert B. Gibson                       20,000                    20,000                         0                       0
----------------------------- -----------------------------------------------------------------------------------------------------
Jeffrey S. Hughes                      20,000                    20,000                         0                       0
----------------------------- -----------------------------------------------------------------------------------------------------
Laura Levy                             20,000                    20,000                         0                       0
----------------------------- -----------------------------------------------------------------------------------------------------
Gregory Reincke(7)                     20,000                    20,000                         0                       0
----------------------------- -----------------------------------------------------------------------------------------------------


                                       14


Corree Larsen                          20,000                    20,000                         0                       0
----------------------------- -----------------------------------------------------------------------------------------------------
Robin J. Gamma                         20,000                    20,000                         0                       0
----------------------------- -----------------------------------------------------------------------------------------------------
MC Law Group(8)                       400,000                    200,000                     200,000                   1.9%
----------------------------- -----------------------------------------------------------------------------------------------------
Daniel Hiliker                         5,000                      5,000                         0                       0
----------------------------- -----------------------------------------------------------------------------------------------------
Gary Worthley                         100,000                    100,000                        0                       0
----------------------------- -----------------------------------------------------------------------------------------------------
Michael Kelley                         20,000                    20,000                         0                       0
----------------------------- -----------------------------------------------------------------------------------------------------
Paul Ippedico and Mary E.
Berube                                 20,000                    20,000                         0                       0
----------------------------- -----------------------------------------------------------------------------------------------------
Ed Bolin                               20,000                    20,000                         0                       0
----------------------------- -----------------------------------------------------------------------------------------------------
Cota LLC                               20,000                    20,000                         0                       0
----------------------------- -----------------------------------------------------------------------------------------------------
Equity Land & Management
Services(9)                            20,000                    20,000                         0                       0
----------------------------- -----------------------------------------------------------------------------------------------------
Sharon Tucker(10)                       4,000                     4,000                         0                       0
----------------------------- -----------------------------------------------------------------------------------------------------
Timothy Corbett                        20,000                    20,000                         0                       0
----------------------------- -----------------------------------------------------------------------------------------------------
Kevin J. and AnnMarie                                            20,000                         0                       0
Corbett                                20,000
----------------------------- -----------------------------------------------------------------------------------------------------
Joseph L. and Joyce A. Comer            4,000                     4,000                         0                       0
----------------------------- -----------------------------------------------------------------------------------------------------
David and Nora Johnson (11)            40,000                    40,000                         0                       0
----------------------------- -----------------------------------------------------------------------------------------------------
Lars and Angela Johnson (12)           50,000                    50,000                         0                       0
----------------------------- -----------------------------------------------------------------------------------------------------
Telford Revocable
Intervivos Trust                        2,000                     2,000                         0                       0
----------------------------- -----------------------------------------------------------------------------------------------------
Salim Naber                            24,000                    24,000                         0                       0
----------------------------- -----------------------------------------------------------------------------------------------------
Format, Inc.                           40,000                    40,000                         0                       0
============================= =====================================================================================================

(1) Mr. Johnson is our president, chief executive officer and a member of our board of directors. 100,000 of Mr. Johnson's beneficially owned shares are held in the name of Elizabeth Yeater, as trustee for a Johnson family trust, and 150,000 of Mr. Johnson's beneficially owned shares are held in the name of EDJ Holdings, Inc., a corporation which he controls.
(2)  Mr. King is a consultant and a member of our board of directors.
(3) Mr. Alcaraz is currently a consultant; however, he has agreed to become a vice president effective January 1, 2003. He also holds options to purchase 150,000 shares of our common stock at an exercise price of $.30 per share with an exercise period beginning January 1, 2003 and terminating January 1, 2006. Mr Alcaraz is currently on active duty with the Los Angeles County Sheriff's Department and will become our vice president of strategy and business development effective January 1, 2003.
(4) Mr. Peacock is our chief technology officer and a member of our board of directors.
(5) Mr. Reincke is our secretary, chief operating officer and a member of our board of directors.
(6) Mr. Farquhar will become our vice president and general manager after we raise additional financing.
(7) Gregory Reincke is the brother of Richard Reincke, our secretary, chief operating officer and a director.
(8)  MC Law Group provides us with legal services.
(9) Equity Land & Management Services is a Nevada corporation formed in the year 2000. Equity Land & Management Services is controlled by Michael Cushing, who is not an affiliate of the company. None of the officers, directors or principal shareholders of Aegis own, control, or are affiliated with this corporation.
(10) Sharon Tucker is the sister of Richard Reincke, our secretary, chief operating officer and a director.
(11) David and Nora Johnson are the parents of Eric Johnson, our president, chief executive officer and chairman.
(12) Lars Johnson is the brother of Eric Johnson, etc.
None of the selling shareholders are broker-dealers or affiliates of a broker-dealer. Each of the selling shareholders acquired their shares in a private placement transaction or through the issuance of founder's stock.

The following table lists the names, addresses, number of shares, purchase price per share and date of purchase of the shares of each selling shareholder.

--------------------- -------------------------------------------------- -----------------------------------------------------
INVESTOR              ADDRESS                                            NUMBER  OF     PURCHASE PRICE    DATE OF PURCHASE
                                                                         SHARES         PER SHARE
--------------------- -------------------------------------------------- -----------------------------------------------------
Eric Johnson          212 Ambroise Court, Newport Coast, CA 92657            3,550,000          $0.001    February 4, 2002
--------------------- -------------------------------------------------- --------------------------------------------------
Joseph King           307 Silver Oaks Dr., Fayetteville, NC 28311            3,405,000          $0.001    February 4, 2002

--------------------- -------------------------------------------------- --------------------------------------------------
Richard Reincke       4900 E. Chapman, #28, Orange, CA 92869                   800,000          $0.001    February 4, 2002
--------------------- -------------------------------------------------- --------------------------------------------------
George Farquhar       11 Sherwood Drive, Aliso Viejo, CA 92656                 500,000          $0.001    February 4, 2002

--------------------- -------------------------------------------------- --------------------------------------------------
Corree Larsen         22681 Oakgrove Avenue, Apt. 436, Aliso Viejo, CA          20,000          $0.001    February 4, 2002
                      92656
--------------------- -------------------------------------------------- --------------------------------------------------
Robin J. Gamma        21204 Camelia, Lake Forest, CA 92630                      20,000          $0.001    February 4, 2002

--------------------- -------------------------------------------------- --------------------------------------------------
Richard Kitynsky      131 Windsor Lane                                          50,000         $0.001     February 4, 2002
                      Raeford, NC 28376
--------------------- -------------------------------------------------- --------------------------------------------------
Daniel Hiliker        6890 Brasswood Dr.                                         5,000          $0.001    February 4, 2002
                      Fayetteville, NC 28314
--------------------- -------------------------------------------------- --------------------------------------------------
MC Law Group          4100 Newport Place, Suite 830, Newport Beach, CA         400,000          $0.01       April 15, 2002
                      92660
--------------------- -------------------------------------------------- --------------------------------------------------
Eric Peacock          5181/2Fernleaf Avenue, Corona del Mar, CA 92625          500,000          $0.01       April 20, 2002
--------------------- -------------------------------------------------- --------------------------------------------------
Vernon Briggs III     4251/2Begonia, Corona del Mar, CA 92625                 500,000*          $0.01       April 20, 2002
--------------------- -------------------------------------------------- --------------------------------------------------
Robert N. Hutchings   970 E. 700 So. #44, St. George, UT 84790                  20,000          $0.25         May 22, 2002
--------------------- -------------------------------------------------- --------------------------------------------------
Doug Puskar           117 20th Place, Manhattan Beach, CA 90266                 40,000          $0.25        June 15, 2002
--------------------- -------------------------------------------------- --------------------------------------------------
Jeffrey S. Hughes     4146 Paseo De Plata, Cypress, CA 90630                    20,000          $0.25        June 24, 2002
--------------------- -------------------------------------------------- --------------------------------------------------
Robert B. Gibson      28501 El Sur, Laguna Niguel, CA 92672                     20,000          $0.25        June 24, 2002
--------------------- -------------------------------------------------- --------------------------------------------------
Allan G. and          13556 E. Bayview Dr., Scottsdale, AZ 85259                80,000          $0.25         July 1, 2002
Marcella H. Levy
--------------------- -------------------------------------------------- --------------------------------------------------
Gary T. Worthley      5815 Theall Street, Houston, TX 77066                    100,000          $0.25        July 15, 2002
--------------------- -------------------------------------------------- --------------------------------------------------



                                       16


Laura Levy            13556 E. Bayview Dr., Scottsdale, AZ 85259                20,000          $0.25        July 24, 2001
--------------------- -------------------------------------------------- --------------------------------------------------
Gregory Reincke       218 Porter Street, Manchester, CT 06040                   20,000          $0.25       August 8, 2002
--------------------- -------------------------------------------------- --------------------------------------------------
Michael Kelley        3 Abington Road, Danvers, MA 01923                        20,000          $0.25      August 25, 2002
--------------------- -------------------------------------------------- --------------------------------------------------
Paul Ippedico and     162 Knollwood Road, Manchester, CT 06040                  20,000          $0.25        Sept. 3, 2002
Mary E. Berube
--------------------- -------------------------------------------------- --------------------------------------------------
Equity Land &         3540 W. Sahara Avenue #152, Las Vegas, NV                 20,000          $0.25       Sept. 10, 2002
Management Services   89102-5816
--------------------- -------------------------------------------------- --------------------------------------------------
Sharon Tucker         10948 Oso Avenue, Chatsworth, CA                           4,000          $0.25       Sept. 12, 2002

--------------------- -------------------------------------------------- --------------------------------------------------
Timothy Corbett       493 South Euclid Ave. #2                                  20,000          $0.25       Sept. 13, 2002
                      Pasadena, CA  91101
--------------------- -------------------------------------------------- --------------------------------------------------
Kevin J. and          33 Farm Road South, Wading River, New York 11792          20,000          $0.25       Sept. 13, 2002
AnnMarie Corbett
--------------------- -------------------------------------------------- --------------------------------------------------
Salim Naber           18841 Gregory Lane, Huntington Beach, CA 92646            24,000          $0.25       Sept. 15, 2002
--------------------- -------------------------------------------------- --------------------------------------------------
Lars and Angela       9676 North Winchester Drive, Cedar Hills, UT
Johnson               84062                                                     50,000          $0.25       Sept. 16, 2002
--------------------- -------------------------------------------------- --------------------------------------------------
David D. and Nora     2878 E. Sierra Drive, Westlake Village, CA 91362          40,000          $0.25       Sept. 17, 2002
E. Johnson
--------------------- -------------------------------------------------- --------------------------------------------------
Cota LLC              450 NE 20th Street, Boca Raton, FL 33431                  20,000          $0.25      Sept. 17, 2002

--------------------- -------------------------------------------------- --------------------------------------------------
Ed Bolin              27741 Crown Valley Pky. #323, Mission Viejo, CA           20,000          $0.25       Sept. 17, 2002
                      92691
--------------------- -------------------------------------------------- --------------------------------------------------
Joseph L. and Joyce   4403 Salinas Street, Oceanside, CA 92057                   4,000          $0.25        Sept.18, 2002
A. Comer
--------------------- -------------------------------------------------- --------------------------------------------------
Telford Revocable     8379 Benjamin, Huntington Beach, CA 92647                  2,000          $0.25       Sept. 18, 2002
Intervivos Trust
--------------------- -------------------------------------------------- --------------------------------------------------
Format, Inc.          1102 Buena Vista, San Clemente, CA 92672                  40,000          $0.25       Sept. 25, 2002
--------------------- -------------------------------------------------- --------------------------------------------------
Robert Alcaraz        29835 Weatherwood, Laguna Niguel, CA 92677               150,000          $0.23      October 1, 2002

--------------------- -------------------------------------------------- --------------------------------------------------

*On April 20, 2002, we entered into a consulting agreement with Mr. Briggs for software development services which our board of directors valued at $5,000. The agreement allowed us to pay Mr. Briggs 500,000 shares of our common stock and options to purchase additional common stock as consideration for $5,000 in cash. The fair value of the consideration given totaled $5,000. On September 15, 2002, we agreed with Mr. Briggs to terminate his employment agreement and supersede that consulting agreement. Mr. Briggs and the company entered into a settlement agreement which is in the process of being memorialized in writing, the terms of which have not yet been preformed. The agreement provides, among other things, that Mr. Briggs will (i) receive $8,000 in cash over 60 days; (ii) retain 200,000 shares of our common stock currently owned by him; (iii) accept the cancellation of all his stock options; and (iv) agree that we have the right, but not the obligation, to redeem Mr. Briggs' remaining 300,000 shares of common stock at $0.17 per share within the 6 month period immediately following the execution of the settlement agreement. Any shares of Mr. Briggs' common stock which are not redeemed during said sixth month redemption period will be retained by Mr. Briggs.

Plan of Distribution
--------------------

The selling security holders may sell our common stock in the over-the-counter market, or on any securities exchange on which our common stock is or becomes listed or traded, in negotiated transactions or otherwise. The selling security holders may sell our common stock at prices then prevailing or related to the then current market price or at negotiated prices. The selling security holders do not intend to engage in short selling or other hedging activities. The shares will not be sold in an underwritten public offering.

The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account;
     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
     o    privately negotiated transactions.

Brokers and dealers engaged by selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling security holders, or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated. Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling security holder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling security holder. Broker-dealers who acquire shares as principal may resell those shares from time to time in the over-the-counter market or otherwise at prices and on terms then prevailing or then related to the then-current market price or in negotiated transactions and, in connection with such resales, may receive or pay commissions.

The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued.

We have filed the Registration Statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling security holders. The selling security holders may not sell any or all of the offered shares.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions which limit the timing of purchases and sales of our common stock by the selling security holders.

We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this Registration Statement, they are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

Legal Proceedings
-----------------

There are no legal actions pending against us nor are any legal actions contemplated by us at this time.

Directors, Executive Officers, Promoters and Control Persons
------------------------------------------------------------

We are dependent on the efforts and abilities of certain of our senior management. The interruption of the services of key management could have a material adverse effect on our operations, profits and future development, if suitable replacements are not promptly obtained. We have entered into employment agreements with each of our key executives. We cannot guaranty that each executive will remain with us during or after the term of his or her employment agreement. In addition, our success depends, in part, upon our ability to attract and retain other talented personnel. Although we believe that our relations with our personnel are good and that we will continue to be successful in attracting and retaining qualified personnel, we cannot guaranty that we will be able to continue to do so. Our officers and directors will hold office until their resignations or removal.

There is no family relationship between any of our officers or directors except for the following: Mr. King and Mr. Johnson are brothers-in-law. There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony, nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

The following table sets forth information regarding our officers, directors and key consultants.

=================== ===== ====================================================
Name                 Age   Position
------------------- ----- ----------------------------------------------------
Eric D. Johnson      38    president, chief executive officer and chairman
------------------- ----- ----------------------------------------------------
Richard C. Reincke   45    secretary, chief operating officer and director
------------------- ----- ----------------------------------------------------
Joseph Grillo        45    director and marketing consultant
------------------- ----- ----------------------------------------------------
Eric Peacock         30    chief technology officer and director
------------------- ----- ----------------------------------------------------
Robert Alcaraz       52    consultant, vice president (effective Jan.1, 2003)
------------------- ----- ----------------------------------------------------
Joseph P. King       42    director and special consultant
------------------- ----- ----------------------------------------------------
George Farquhar      62    consultant
------------------- ----- ----------------------------------------------------
Richard Kitynsky     46    consultant - military applications
=================== ===== ====================================================


Eric D. Johnson has been our president, chief executive officer and chairman of our board of directors since our inception. He is responsible for the strategic direction and management of the company. Mr. Johnson will oversee our contract procurement and business development programs. Mr. Johnson is a graduate of the University of New York. In 1983, Mr. Johnson joined the United States Army and served for six years in Military Intelligence. Mr. Johnson attended the Defense Language Institute in Monterey, California and is fluent in German. After receiving his Top Secret Security Clearance-SCI, Mr. Johnson was assigned to INSCOM and the National Security Agency as a SIGINT intelligence analyst and was stationed in Europe. In addition to working on several classified projects, Mr. Johnson led a team that was responsible for military intelligence collection and analysis in Eastern Europe. Mr. Johnson received an honorable discharge in 1990. After passing the NASD Series 7 and Series 63 securities license exams in 1990, Mr. Johnson joined Equity Services, Inc., a national full service broker-dealer, where he provided financial planning and investment advisory services to high net worth individuals and closely held businesses until July 1997. From July 1997 through late 1999, he was a self-employed business consultant. In January 2000, he co-founded StrategicParts.com, Inc., an on-line collaboration hub for electronics manufacturers. He served as president and chief executive officer of that company until April 2001, when he resigned to devote his full time to Aegis. Mr. Johnson is not an officer or director of any reporting company.

Richard C. Reincke has been working with the company since its inception and became our chief operating officer on May 1, 2002, our secretary on June 1, 2002, and one of our directors on July 3, 2002. He is responsible for coordination and management of field operations, product distribution, and human resources. Beginning in 1984 and continuing through 1991, Mr. Reincke was the General Partner of Ideal House America Ltd., a California limited partnership which designed and manufactured containerized housing units. Mr. Reincke managed a manufactured housing production facility in San Bernardino, California, and oversaw construction projects in the Pribilof Islands; Portland, Oregon; the Bahamas; and California. From 1991 through 1994, Mr. Reincke performed administrative and paralegal services for two law firms, and assisted attorneys in the preparation and trial of business litigation, personal injury and divorce actions. He also managed the law office, directed personnel, and handled receivables and payables. From 1996 to April 2002, Mr. Reincke was a self-employed paralegal, primarily in the fields of business litigation, securities filings with the Securities and Exchange Commission and state regulatory agencies, and corporate and transactional matters. In 1997 he also served as a receiver appointed by the Los Angeles Superior Court. In 1975 he was selected as a National Merit Scholar and in 1976 he completed a 6-week Officer Training School program run by the United States Marine Corps in Quantico, Virginia. Mr. Reincke currently devotes all his business time to Aegis. Mr. Reincke is not an officer or director of any reporting company.

Joseph Grillo has been a director since August 15, 2002 and will serve as an outside sales and marketing consultant. Mr. Grillo has been in the access control and security systems industry since 1981. Mr. Grillo was recently named President and CEO of ASSA ABLOY's Identification Technology Group (ITG). The intent in forming the Identification Technology Group was to establish an ASSA ABLOY business entity made up of separate ASSA ABLOY Group companies. These individual business units are involved in the development, sale and distribution of electronic identification technology and components for the access control and smart card industries. Prior to his current position, Mr. Grillo served as President and CEO of HID Corporation, which he joined as the national sales manager in April of 1993. He was promoted to executive vice president of sales and marketing in 1999, and chief operating officer in 2000. In January of 2001, he became president and chief executive officer of HID Corporation when the previous president retired and when HID Corporation was acquired by ASSA ABLOY. Before joining HID, Mr. Grillo worked as a branch and regional manager for Security Specialists, a regional sales manager for National Control Systems (now
ITI) and Kidde Automated Systems (currently a division of TYCO). He graduated magna cum laude from the University of Connecticut Business School with an undergraduate degree in Finance and Economics in 1979. He serves as President Elect of SIA, the Security Industry Association, and is a member of ASIS (American Society of Industrial Security). Mr. Grillo is not an officer or director of any reporting company.

Eric Peacock has been our chief technology officer and a director since August 1, 2002. Mr. Peacock has several years experience in the design and implementation of commerce based corporate software and premier software implementations. In August 1996, with the vision of harnessing the power of the Internet for localized commerce solutions, he co-founded Iocene Technology Corporation (originally named Centrocom Corporation) on the premise that while the global aspect of the Internet could provide universal data sourcing, it lacked the regional service that consumers rely upon to aid their purchase decisions. Mr. Peacock's concept was to centralize commerce connections into data driven portals, a design that has become the foundation for commerce in the Internet industry as a whole. Until he became our chief technology officer, he served as Iocene's chief executive officer and chief technology officer, primarily as the overseer of software design and specification phases, as well as final operational approval. Iocene was an Internet application engineering, business technology, and electronic commerce provider. Its core competencies include application engineering and design, project management and deployment, application hosting and maintenance, information interface design, and financial applications and systems. In addition to his duties with Iocene, since October 2001, Mr. Peacock has also been architecting and developing enterprise level applications in the operations, transaction, and security space. He has architected numerous successful business applications and he is the mind behind the Aegis platform and how it will interface with the law enforcement agencies. Mr. Peacock holds a BA from Whittier College. Mr. Peacock currently devotes his entire business time to Aegis. He is not an officer or director of any reporting company.

Robert G. Alcaraz is a special consultant to the company because he is still employed by the Los Angeles County Sheriff's Department. He will become our vice president of strategy and business development when he retires from the Sheriff's Department effective January 1, 2003. He joined the Sheriff's Department in 1975 after graduating in the top 5% of his academy class. During his tenure with the Sheriff's Department, he has served at different ranks and capacities in virtually every law enforcement function, including custody, patrol, SWAT, gang enforcement detective, special projects and staff positions. He has assisted in the strategic planning for such major events as the 1984 Summer Olympics in Los Angeles and dignitary protection for President Ronald Reagan. Mr. Alcaraz has earned many commendations and letters of appreciation during his law enforcement career. He has lectured and trained department members, executives, and other law enforcement personnel in weaponless defense, tactics, leadership and operation planning. He created a Wellness Program used throughout the entire Sheriff's Department that has been used as a model for other law enforcement agencies. Including his service as a Reserve Deputy, Mr. Alcaraz has 30 years of law enforcement experience. This contributed to his assignment with the Special Projects Group, which focused on technology exploration for law enforcement. In this assignment, he sought to identify, develop, exploit, and integrate new technologies for law enforcement and Homeland Security. Mr. Alcaraz is not an officer or director of any reporting company.

Joseph P. King has been a director of the company since July 3, 2002 and currently operates as a special consultant to the company because he is still on active duty with the U.S. Army, working for Special Forces Command evaluating new technologies and equipment. He has completed 20 years of service and anticipates retiring from the U.S. Army in February 2003. After his retirement, Mr. King intends to join the company as a full-time employee. Mr. King has served with the U.S. Army Special Forces for the last 15 years, and served in the 5th Special Forces Group (Airborne) for more than nine years. While there, he served on an operational detachment, responsible directly to the Joint Chiefs of Staff, to provide security assessments for United States Embassies and Consulates throughout the Middle East. He led these assessments, collected on-site information, developed plans and produced final products to high level Department of Defense Agencies. Mr. King has received a broad spectrum of training including the most demanding the U.S. Army provides. He has significant experience with Computer Automated Drawing software and hardware applications. In addition, Mr. King was responsible for planning, equipping and training a newly formed Counter-Terrorism detachment in 1994 and 1995. Mr. King currently holds a Top Secret Security Clearance-SCI. He recently was assigned to a new duty position as Operations Sergeant for the United States Army Special Operations Command Special Operations Research Support Element. His duties include finding, developing, evaluating and implementing emerging technologies from all aspects of the commercial sector, for the purpose of moving Special Operations warfare into the 21st century. Mr. King is not an officer or director of any reporting company.

George R. Farquhar has been a consultant to the company since January, 2002. Upon completion of our next round of financing, he will become our vice president and general manager. From 1996 to the present he has also served as corporate secretary and chief financial officer of Vitatonics Corp., a reporting company which participates on the OTC Bulletin Board. Mr. Farquhar earned his Masters of Business Administration degree in finance from the University of Southern California and his Certified Public Accountant certificate after joining the Los Angeles Office of Price Waterhouse. He has served as the president of two companies, each with annual revenues in excess of $200,000,000. Specifically, he was president of A-Mark Precious Metals, Inc. from 1973 to 1978. He was also president of A-Mark Trading Company from 1974 to 1978. Both companies were privately owned. In addition to his positions with Aegis and Vitatonics Corp., for the past 17 years he has been a business consultant to publicly traded companies as president of Hamilton Partners Incorporated and through Maroka, Inc., a consulting company which he owns. He is not an officer or director of any reporting company.

Richard Kitynsky is a consultant and shareholder who is working with us to integrate Aegis products into training simulations for military and law enforcement utilizing our Aegis SafetyNet.TM Mr. Kitynsky possesses senior management experience with ten years of service with the United States Army Special Forces and a total of over 24 years of service with the United States Army, from which he retired in November 2000. He is currently employed by DyneCorp Technical Services, headquartered in Texas. Mr. Kitynsky served in the 7th Special Forces Group (Airborne) for more than fourteen years. While there, he served on an operational detachment responsible directly to the Joint Chiefs of Staff, to provide security assessments of United States Embassies and Consulates throughout South America. Mr. Kitynsky led these assessments, collected on-site information, developed plans and produced final products to high level Department of Defense agencies. Mr. Kitynsky possesses a Top Secret SBI clearance. Mr. Kitynsky is not an officer or director of any reporting company.

Security ownership of certain beneficial owners and management
---------------------------------------------------------------

The following table specifies the capital stock ownership of our officers, directors and key employees. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionee. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

================================== ================================ ============================
    Name of Beneficial Owner        Title of Class and Number of    Approximate Percent of
                                            Shares Owned            Class
---------------------------------- -------------------------------- ----------------------------
 Eric Johnson, President, Chief           Common - 3,550,000*                  34.2%
  Executive Officer; Chairman
---------------------------------- -------------------------------- ----------------------------
 Richard Reincke, Chief Operating         Common - 800,000                     7.7%
  Officer; Secretary; Director
---------------------------------- -------------------------------- ----------------------------
 Joseph P. King, Director                 Common - 3,405,000                   32.8%
---------------------------------- -------------------------------- ----------------------------
 Eric Peacock , Chief Technology          Common - 500,000                     4.8%
       Officer; Director
---------------------------------- -------------------------------- ----------------------------
 George Farquhar, Consultant              Common - 500,000                     4.8%
---------------------------------- -------------------------------- ----------------------------
 Joseph Grillo, Director                  Common - 400,000 (upon               3.9%
                                          exercise of stock options -
                                          see below)
---------------------------------- -------------------------------- ----------------------------
 Robert Alcaraz, Vice President**         Common - 150,000                     1.5%
---------------------------------- -------------------------------- ----------------------------
   All officers and directors             Common - 9,305,000                   89.7%
================================== ================================ ============================

     *100,000 of Mr. Johnson's beneficially owned shares are held in the name of Elizabeth Yeater, as trustee for a Johnson family trust, and 150,000 of Mr. Johnson's beneficially owned shares are held in the name of EDJ Holdings, Inc., a corporation which he controls.

     **Mr Alcaraz is currently on active duty with the Los Angeles County Sheriff's Department and will become our vice president of strategy and business development effective January 1, 2003.

A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through the exercise of any option, warrant or right. Shares of common stock subject to options, warrants or rights that are currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options, warrants or rights, but are not deemed outstanding for computing the percentage of any other person.

The following options are outstanding:

     o Joseph Grillo is the only officer or director who has options that are currently exercisable or exercisable within 60 days. Mr. Grillo's $0.30 options have an exercise period which began August 15, 2002 and expires June 1, 2006.
     o Eric Johnson has options to purchase up to 875,000 shares of our common stock at $0.10 per share and 300,000 shares of our common stock at $0.30 per share.
     o Richard Reincke has options to purchase up to 625,000 shares of our common stock at $0.10 per share and 250,000 shares of our common stock at $0.30 per share.
     o Eric Peacock has options to purchase 125,000 shares of our common stock at $0.10 per share and 250,000 shares of our common stock at $0.30 per share.
     o Robert Alcaraz has options to purchase 150,000 shares of our common stock at $0.30 per share. Mr. Alcaraz's $0.30 options have an exercise period which begins January 1, 2003 and expires January 1, 2006.

The $0.10 options described above cannot be exercised before January 1, 2003 and expire January 1, 2006. Except for Mr. Grillo's options and Mr. Alacaraz's options, the $0.30 options described above cannot be exercised before June 1, 2003 and expire June 1, 2006.

Changes in control. Our management is not aware of any arrangements which may result in "changes in control" as that term is defined by the provisions of Item 403(c) of Regulation S-B.

Description of our securities
------------------------------

Common stock. We are authorized to issue 100,000,000 shares of $.001 par value common stock. As of October 7, 2002, approximately 10,379,000 shares of our common stock were issued and outstanding. Each share of common stock has equal rights and preferences, including voting privileges. Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is cumulative voting with respect to the election of our directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available for dividends. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of any series of preferred stock that we may designate and issue in the future.

We have reserved 10,000,000 shares of our common stock for use in the "Aegis Assessments 2002 Stock Option Plan" and we also contemplate reserving some of our common stock for use in future stock option plans for our employees.

Preferred stock. Our board of directors is authorized by our certificate of incorporation to issue up to 10,000,000 shares of one or more series of preferred stock, par value $.001 per share. As of October 7, 2002, none of our preferred stock was issued and outstanding. In the event that the board of directors issues shares of preferred stock, it may exercise its discretion in establishing the terms of such preferred stock. Our board of directors may determine the voting rights, if any, of the series of any preferred stock being issued, including the right to:

     o Vote separately or as a single class with the common stock and/or other series of preferred stock;
     o have more or less voting power per share than that possessed by the common stock or other series of preferred stock; and
     o vote on specified matters presented to the shareholders or on all of such matters or upon the occurrence of any specified event or condition.

If our company liquidates, dissolves or winds up, the holders of our preferred stock may be entitled to receive preferential cash distributions fixed by our board of directors when creating the particular preferred stock series before the holders of our common stock are entitled to receive anything. Preferred stock authorized by our board of directors could be redeemable or convertible into shares of any other class or series of our stock. The issuance of preferred stock by our board of directors could adversely affect the rights of holders of the common stock by, among other things, establishing preferential dividends, liquidation rights or voting powers.

Dividend policy. We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our board of directors and subject to any restrictions that may be imposed by our lenders.

Stock option plan. Our board of directors adopted the Aegis Assessments 2002 Stock Option Plan effective April 19, 2002. Our stockholders formally approved the 2002 Stock Option Plan on April 19, 2002 by the affirmative vote, by written consent, of 7,655,000 common shares, which constituted more than 75% of the total issued and outstanding common shares on April 19, 2002.

Summary of 2002 Plan. The following is a summary of certain provisions of the 2002 Stock Option Plan:

Administration. Either our board of directors or a committee appointed by our board of directors may administer the 2002 Stock Option Plan.

Eligibility. Options may be granted only to our directors, employees and independent contractors of the company, or of any subsidiary corporation or parent corporation of the company. Any person who has retired from our active employment, including persons who have become independent contractors, shall also be eligible to have options granted to him or her. We intend to grant options to persons who we believe are responsible for our management or our success.

Option price. The purchase price for each share of our common stock offered under the 2002 Stock Option Plan must be at least 100% of the fair market value of our common stock (if the option is an incentive stock option). If, however, we grant an incentive stock option to an individual who would, immediately before the grant, directly or indirectly own more than 10% of the total combined voting power of all of our classes of stock, the purchase price of the shares of our common stock covered by such incentive stock option may not be less than 110% of the fair market value of such shares on the day the incentive stock option is granted. If our common stock becomes listed on a national securities exchange in the United States on any date on which the fair market value is to be determined, the fair market value per share shall be the average of the high and low quotations on the day the options are granted. If there is no market price for our common stock, then our board of directors or the committee may, after taking all relevant facts into consideration, determine the fair market value of our common stock.

Exercise of options. An option holder under the 2002 Stock Option Plan may exercise his or her option in whole or in part as provided under the terms of the grant. An option holder may not exercise any option after the option holder ceases to be one of our employees except in the case of disability or death. Our board of directors or the committee may, however, extend the right to exercise, or accelerate the right to exercise, any option granted. Incentive options shall not be exercisable after the expiration of 5 years from the date of grant unless the grantee owns 10% or more of the combined voting power or all classes of our stock, in which case options shall expire 3 years from the date of grant. If an option holder dies while in our employ and the option holder has not fully exercised his or her options, the options may be exercised in whole or in part at any time within one year after the option holder's death by the executors or administrators of the option holder's estate or by any person or persons who acquired the option directly from the option holder by bequest or inheritance.

Acceleration and exercise upon change of control. In the event of a change in control of the company, the committee may determine that all of the outstanding options shall immediately become exercisable.

Payment for option shares. An option holder may exercise his or her options by delivering written notice to us at our principal office setting forth the number of shares with respect to which the option is to be exercised, together with cash or certified check payable to us for an amount equal to the option price of such shares. We may not issue any shares underlying an option grant until full payment has been made of all amounts due. We will deliver a certificate or certificates representing the number of shares purchased as soon as practicable after payment is received. Our board of directors or the committee may, in its discretion, permit the holder of an option to pay all or a portion of the exercise price by a promissory note, or otherwise pay the exercise price by compensation for services rendered to the company.

Termination of the 2002 Stock Option Plan. The 2002 Stock Option Plan will terminate on December 1, 2007, unless our board of directors terminates the 2002 Stock Option Plan prior to its expiration date. Any option outstanding under the 2002 Stock Option Plan at the time of termination shall remain in effect until the option is exercised or expires.

Transferability of options. An option holder may not assign any option under the 2002 Stock Option Plan other than by will or the laws of descent and distribution.

Issuance and reservation of shares. We have issued options to purchase an aggregate of approximately 2,975,000 shares of our common stock. We have reserved a total of 10,000,000 shares of our common stock for issuance under the 2002 Stock Option Plan.

Interest of named experts and counsel
-------------------------------------

No "expert", as that term is defined pursuant to Regulation Section 228.509(a) of Regulation S-B, or our "counsel", as that term is defined pursuant to Regulation Section 228.509(b) of Regulation S-B, was hired on a contingent basis, or will receive a direct or indirect interest in us, except as specified below, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of this Registration Statement.

In April, 2002, we issued 400,000 shares of our common stock to MC Law Group for legal services rendered totaling $4,004, which was the fair market value of the services we received on the date the services were performed.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities
-----------------------------------------------------------------------

Article Sixth of our Certificate of Incorporation provides, among other things, that our officers and directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as an officer or a director, except for liability:

     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or
     o for unlawful payments of dividends or unlawful stock purchase or redemption by us.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Article III Section 17 of our Bylaws also provides that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of Section 145 of the Delaware General Corporation Law.

Indemnification Agreements. We will enter into indemnification agreements with each of our executive officers. We will agree to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. In order to be entitled to indemnification by us, such person must have acted in good faith and in a manner such person believed to be in our best interests. With respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that act and is, therefore, unenforceable.

Organization within last five years
-----------------------------------

Transactions with promoters. In February 2002, we issued 10,000,000 shares of our common stock in exchange for services related to our incorporation and initial business activities. In July 2002, our board of directors determined that we had not received consideration for the issuance of 1,650,000 of those shares of our common stock, and we canceled those shares, leaving 8,350,000 common shares issued to founders, valued at $8,350. The founders' shares were valued at par value, or $.001 per share, which represented the fair market value of our stock on the date of issuance.

The following individuals were issued founders' shares for the services indicated:

     o Eric Johnson, our president, chief executive officer and chairman, received 3,550,000 shares of our common stock for initial capitalization and services related to our incorporation. Specifically, Mr. Johnson assisted is the initial corporation and helped formulate our business plan. His shares were valued at $.001 per share.
     o Mr. King, a member of our board of directors, received 3,405,000 shares of our common stock for services related to our initial incorporation including assisting in the formulation of our business plan and product development. His shares were valued at $.001 per share.
     o Mr. Reincke received 800,000 shares of our common stock for services related to our initial incorporation including assisting in the filing documents related to our incorporation, general office duties, and formulation of our business and marketing plans. His shares were valued at $.001 per share.
     o Mr. Farquhar received 500,000 shares of our common stock for his services related to incorporation including the formulation of our marketing plans and the determination of our initial start-up costs. His shares were valued at $.001 per share.

Description of business
-----------------------

The Aegis SafetyNet(TM) is an emergency communication system provider catering to emergency responders (including, but not limited to, police, fire fighters and emergency medical personnel). Our proprietary command and control system creates a unique platform allowing law enforcement and emergency response teams compatible communications during crisis situations.

SafetyNet(TM) allows law enforcement and emergency responders direct and immediate communication between all relevant agencies.

Mission statement

The purpose of the Aegis SafetyNet(TM) is to save lives. Through SafetyNet(TM) we deliver time-critical information to agencies and municipalities in crisis situations when they need this information the most.

Market description

According to the National Strategy for Homeland Security published by the White House in July 2002, there are deficiencies in the communications systems used by states and municipalities throughout the country, and most state and local emergency first responders (police, fire fighters and emergency medical technicians) do not use compatible communications equipment. From one disaster to the next - plane crashes, fires and now terrorism - antiquated communications systems and dangerously overcrowded emergency radio frequencies have hampered rescue efforts and, experts say, will again. The Aegis SafetyNet(TM) provides the solution and allows communication between agencies and departments that, until now, have not been able to communicate effectively with each other.

The National Strategy for Homeland Security also recognizes that, although American information technology is the most advanced in the world, our country's information systems have not adequately supported the homeland security mission. Databases used for federal law enforcement, immigration, intelligence, public health surveillance, and emergency management have not been connected in ways that allow emergency responders access to the information they need, when they need it. Through a combination of its proprietary software and hardware, the Aegis SafetyNet(TM) provides a solution to this problem.

What is our potential market?

According to the National Strategy for Homeland Security, the United States spends roughly $100 billion per year on homeland defense. For fiscal year 2003, the president budgeted $37.7 billion for homeland security activities. $3.5 billion of this has been allocated by the federal government to pay for new equipment and training for the nation's "first responders" - police officers, fire fighters and medical personnel. Our Aegis SafetyNet(TM) system meets this need. The National Strategy for Homeland Security cites "first responders" such as local police, fire fighters, and emergency medical professionals as America's first line of defense in any terrorist attack. According to the White House:

[GRAPH]
Spending by Category proposed in the $37.7 billion homeland security budget for fiscal 2003:

     Aviation Security 13%
     Defense Security Initiatives 18%
     Sharing Data 2%
     Biodefense 16%
     First Responders 9%
     Civilian Security Initiatives 14%
     Border Security 28%

     Justice 19%
     Treasury 8%
     Transportation 20%
     HHS 12%
     FEMA 9%
     Defense 22%
     All Other Agencies 10%

     o There are over 1,000,000 fire fighters in the United States, of which approximately 750,000 are volunteers.

     o Local police departments have an estimated 556,000 full-time employees including about 436,000 sworn enforcement personnel.

     o Sheriffs' offices reported about 291,000 full time employees, including about 186,000 sworn personnel.

     o There are over 155,000 nationally registered emergency medical technicians, or EMTs, in the United States.

The White House recognizes that properly trained and equipped first responders have the greatest potential to save lives and limit casualties after a terrorist attack. The President's 2003 Budget proposes to spend $3.5 billion on enhancing the capabilities of local police, firefighters and EMTs to plan for, and respond to, emergency situations. The President's First Responder Initiative provides that the Federal Emergency Management Agency will implement a simple and streamlined procedure designed to speed the flow of funds to state and local governments to purchase, among other things, communications equipment and systems. The White House official policy is that the benefits of building first responder capability are immediate and widespread - making the nation safer from terrorist attacks while also bolstering everyday response capabilities. We believe our communications system will be used by law enforcement in their day to day operations, as well as by specially trained hazardous material teams, collapse search and rescue units, bomb squads, and tactical units such as Special Weapons and Tactics, or SWAT, teams.

Who are our potential customers?

Our system has both military and law enforcement applications.

We are currently working with the Los Angeles Sheriff's Department Special Enforcement Bureau to test, develop and implement a prototype command and control system which will, among other things, allow video transmissions and voice communications from a crime scene to subordinate and superior commands and provide surveillance capabilities from vantage points that would otherwise be dangerous or conspicuous. A functional system will increase situational awareness for effective crisis decision making at all levels of tactical operations. Once complete, the Aegis SafetyNet(TM) will be used by law enforcement agencies throughout North America.

The Department of the Army, Special Forces Command has requested that an Integrated Concept Development Team ("ICDT") be established with us to develop, plan and execute security initiatives for Department of State facilities abroad. This initiative will explore emerging technologies to provide command and control and counter-terrorism elements in the United States Army Special Forces (Airborne) with the most modern command and control technologies available.

SafetyNet(TM)

SafetyNet(TM) is a command and control communications system which meshes the latest, most advanced wireless and sensor technologies with our proprietary software. What results is the assembly of information about an event as it unfolds in a manner never before accomplished. SafetyNet(TM) handles, presents, and records the "Five Rings" of an emergency event. The Five Rings are:

     o First Ring - real-time streaming video from cameras and sensors deployed at the event site (ground zero)
     o Second Ring: delivery of information from the event site to the Field Command Post (within 3 miles of ground zero)
     o Third Ring: presentation of information from the Field Command Post to the Emergency Operations Center (global access and range)
     o Fourth Ring: contact of subject matter experts by the Emergency Operations Center (global access and range)
     o    Fifth Ring: chronological historical storage of event data

Benefits of our SafetyNet(TM) technology

     Our technology:

     o    Is the eyes and ears of emergency professionals
     o    Is the platform for information sharing between agencies and experts
     o    Is jurisdiction agnostic
     o Dramatically improves first responder preparedness for incidents and disasters
     o Is built on open standards and can be integrated with existing video security and communications systems to provide real-time video and data
     o    Improves public safety emergency communications
     o Allows seamless communication among police, fire fighters and emergency medical personnel responding to an emergency

How SafetyNet(TM) operates:

The information comes directly to command and control personnel from the SafteyNet(TM). The SafteyNet(TM) allows command and control personnel to quickly download highly dense information files from several miles away. Critical information, including streaming video, can be viewed on a laptop or PDA device. This will allow decision-makers to access the most up-to-the-second information available from the crisis site itself and also promotes coordination between police, fire fighters and emergency medical personnel. The Aegis SafteyNet(TM) is secure, reliable, and scalable.

Aegis SafetyNet

[GRAPHIC]

Market overview. The Homeland Defense budget includes $360 million to develop a wireless program that will give first responders priority access to cellular phone coverage during emergencies. We plan to integrate our system to be compatible with the federal government's proposed first responders' wireless program. Even before the war on terrorism sparked billions of dollars in new government information technology spending proposals, the government information technology industry was growing significantly.

Many industry observers now predict that the information technology government market will grow by nearly 10% from $48.5 billion in 2002 to $53.1 billion in 2003. Industry executives predict three major trends will shape the federal market in the next year:

     o Foremost is homeland security, the most visible driver behind many projects today.
     o    Second, government integrators are looking to find strategic partners.
     o Third, there will be an aggressive environment for acquisitions and mergers, which will enable existing IT providers to obtain the required manpower and skills to compete for increasingly large and complex government IT projects.

Terrorist attacks against United States' interests. Terrorist incidents during the past 30 years clearly demonstrate that the terrorist threat is a serious problem increasingly directed against people of the Western democracies. Total lethal terrorist actions directed against Americans, as reported by the State Department during the period 1973-1985, included 150 attacks, resulting in 405 deaths. During the latter part of the Reagan administration, acts of terrorism included the bombing of a Berlin discotheque; the hijackings of Egypt Air flight 648, the Italian liner Achille Lauro, and TWA flight 847; the bombing of Rhein-Mein Air Base and a Madrid restaurant frequented by American servicemen; and the shooting of off-duty Marine Corps personnel in El Salvador. The United States lost more personnel in the bombing of the U.S. Marine Corps barracks in Beirut than the British lost in the entire Falklands Islands campaign. Such vicious attacks were only the prologue to what was, in hindsight, inevitable - a massive terrorist attack on United States' interests abroad, followed by an even more damaging attack against civilian and military targets in the United States itself.

The international terrorist situation. The current international terrorist threat can be divided into three general categories that represent a serious and distinct threat to the United States. These categories also indicate, to a large degree, how terrorists have adapted their tactics since the 1970's by learning from past successes and failures, from becoming familiar with law enforcement capabilities and tactics, and from exploiting technologies and weapons that are increasingly available to them in the post-Cold War era.

The first threat category, state sponsors of terrorism, violates every convention of international law. State sponsors of terrorism currently designated by the Department of State are Iran, Iraq, Syria, Sudan, Libya, Cuba, and North Korea. Put simply, these nations view terrorism as a tool of foreign policy. In recent years, the terrorist activities of Cuba and North Korea appear to have declined as the economies of these countries have deteriorated, while the terrorist activities of the other states have continued, and in some cases, have intensified during the past several years.

The second category of the international terrorist threat is represented by more formal terrorist organizations. These autonomous, generally transnational, organizations have their own infrastructures, personnel, financial arrangements, and training facilities. These organizations are able to plan and conduct terrorist campaigns on an international basis and actively support terrorist activities in the United States.

The third category of international terrorist threat stems from loosely affiliated extremists, characterized by rogue terrorists. These loosely affiliated extremists may pose the most urgent threat to the United States, because these individuals bring together groups on an ad hoc, temporary basis. By not being encumbered with the demands associated with maintaining a rigid, organizational infrastructure, these individuals are more difficult for law enforcement to track and infiltrate.

The domestic terrorism threat. Domestic terrorist groups are those which are based and which operate entirely within the United States, or its territories, and whose activities are directed at elements of the United States Government or its civilian population. Domestic terrorist groups represent interests that span the full political spectrum, as well as social issues and concerns. FBI investigations of domestic terrorist groups or individuals are not predicated upon social or political beliefs; rather, they are based upon planned or actual criminal activity. The current domestic terrorist threat primarily comes from right-wing extremist groups and special interest extremists.

Right wing extremist groups. The threat from right-wing extremist groups includes militias, white-separatist groups, and anti-government groups. All right-wing extremist groups tend to encourage massing weapons, ammunition and supplies in preparation for a confrontation with federal law enforcement, as well as local law enforcement who are often perceived as agents for the federal and state governments.

Other emergency situations. Use of the SafetyNet(TM) will not be limited to response to terrorist situations. Our system will be used in many day-to-day emergency situations, such as:

     o    coordinating the service of arrest warrants by law enforcement
     o    responding to hazardous material spills on highways
     o coordinating agency responses to natural disasters, such as earthquakes and storms (which often destroy existing communications systems)
     o    command and control oversight for brush fires and wildfires

The federal government's plan and the Office of Homeland Security. Prior to and immediately after the September 11, 2001 attacks, the United States had no all-encompassing anti-terrorism policy or strategy based upon risk assessment. Each department and agency developed its own approach. There was little or no effort to develop a coordinated threat/risk assessment policy. After the attacks on the Pentagon and the World Trade Center, President Bush appointed then Pennsylvania Governor Tom Ridge as director of the Office of Homeland Security to coordinate government anti-terrorist activities. The White House has issued the National Strategy for Homeland Security, a comprehensive blueprint that details the new mission areas and priorities for government agencies and, most importantly, describes how the agencies and new security programs will work together in a unified homeland security effort. Multiagency working groups and task forces have formed to drive efforts aimed at securing borders, boosting intelligence and making transportation safer. The federal government has aggressively reached out to the private sector to learn about new technologies and solutions that can aid in the war on terrorism.

Spending by category proposed in the federal fiscal Year 2003 budget.

     o $3.5 billion, for the nation's "first responders" police, firefighters and emergency medical technicians. The funding will help pay for new equipment, and training, based on what states, cities and counties agree they need in order to implement their anti-terrorism plan. o $11 billion for border security.o $6 billion to defend against bio-terrorism. o $700 million to improve intelligence-gathering and information-sharing between agencies and throughout all levels of government. o $230 million to create a Citizen Corps. Initiatives include the creation of a Medical Reserve Corps, a Volunteers in Police Service ("VIPS") program and a Terrorist Information and Prevention System ("TIPS"). Funds will assist in the doubling of the Neighborhood Watch program, and a tripling of the Community Emergency Response Team ("CERT") program. The program will provide "hands on" training of the volunteers.o (Source: 2003 fiscal year budget proposal).

The Federal Emergency Management Agency. The National Institute of Standards and Technology ("NIST") has signed an agreement to support the Federal Emergency Management Agency ("FEMA") in its homeland security efforts, NIST announced April 1, 2002. FEMA is an independent agency whose mission is to reduce loss of life and property and protect the nation's critical infrastructure from all types of hazards through a comprehensive, risk-based emergency management program of mitigation, preparedness, response and recovery. NIST, which is part of the Commerce Department, develops and promotes measurements, standards and technology to enhance national productivity, facilitate trade and improve the American quality of life.

President Bush's proposed fiscal 2003 budget includes $3.5 billion for first responders, and those funds will be distributed by FEMA through grants to state and local governments. We intend to work with local law enforcement agencies to develop their budget proposals for our training and equipment, and, in that regard, we intend to apply for and anticipate receiving funds from those grants.

Our competition - the private sector gets involved. As the government and private industry become increasingly concerned with security issues, the security and anti-terrorism industry has grown accordingly. Competition is intense among a wide ranging group of product and service providers, most of which are larger than us and possess significantly greater assets, personnel, sales and financial resources, but most of which, we believe, specialize in only one or two products or product lines or sales to a limited number of the industries which comprise the market for security products. Our major competitors include:

     o Electronic Control Security Inc. is a New Jersey corporation established in 1976 which claims to be a global leader in security and anti-terrorist systems. It designs, manufactures and markets security detection equipment for correctional, commercial and industrial use and provides consulting and advisory services with respect to risk assessment, including threat, vulnerability and criticality analysis. Its product line includes perimeter detection equipment (pulsed infrared, fiber-optic, thermal and video detection);Intrusion Detection and Monitoring System which integrates access control, perimeter infra-red detection systems, video assessment, and video badging systems; computer security systems, which detect entry into a computer network; vehicle and vessel tracking devices; asset tracking devices; and a personal identification and location system. Its products are designed to protect a site against terrorism, theft and arson. It markets its products to large correctional facilities, government facilities such as military bases, nuclear power stations, airports and private corporations including international oil producers and high technology companies desiring to protect trade secrets and prevent intrusion into facilities. It will compete with us directly in that it furnishes consulting and advisory services with respect to risk assessment, including threat, vulnerability and criticality analysis. Its consulting services generally consist of evaluation and then the design and specification of security systems that meet the client's operating and budgetary requirements.

     o The Boeing Company is the world's leading aerospace company and the largest manufacturer of satellites, commercial jetliners, and military aircraft. The company is also a global market leader in missile defense, human space flight, and launch services. In terms of sales, Boeing is the largest U.S. exporter. Total company revenues for 2001 were $58 billion. The global reach of the Chicago-based company includes customers in 145 countries, employees in more than 60 countries and operations in 26 states. Worldwide, Boeing and its subsidiaries employ close to 171,000 people with major operations in the Puget Sound area of Washington state; Southern California; Wichita, Kansas; and St. Louis, Missouri. Boeing recently announced that it is developing a command, control and communications system, the C3 System, which will provide voice, video, graphics and data communications from areas with uncertain support infrastructure. However, the C3 System is still in the "pilot project" stage.

     o MapInfo Corp. of Troy, New York, January 29, 2002, announced it formed a homeland security unit to help government agencies use location information to protect the nation's people and assets. MapInfo combines software and data that aid in detection, preparedness, prevention, protection, recovery and business continuity. Its technology enables emergency personnel to see data about people, places and resources at a glance collects government intelligence data, such as military assets or crime patterns, in a common, open format, allowing local, state and federal agencies to share information; and pinpoints the location of important public assets including large landmarks, transportation hubs, underground telephone and electrical lines, and high-voltage power plants, and converts their addresses to points on a map. The company's new program includes a series of seminars with corporations and government agencies to discuss homeland security and business continuity. The seminars will bring executives from MapInfo, Oracle Corp., Veritas Software Corp., Cognos Inc. and Symantec Corp. together, and will focus on an integrated enterprise approach to help organizations share information before, during and after emergencies. Several state and federal agencies rely on the company's technology for response and recovery efforts, including the Federal Emergency Management Agency. The New York City Police Department recently selected MapInfo technology for its next-generation agency-wide crime analysis system, which will allow city agencies to analyze crime patterns by location type and frequency for better crime prevention. The United States Border Patrol uses MapInfo technology to monitor and help secure the nation's borders.

     o Former New York City emergency management officials have launched a new company, Protective Consultants International, a risk management and security firm that specializes in Corporate Crisis Management and Counter-Espionage Training. Founded by former officials of the New York City Mayor's Office of Emergency Management, the firm's inaugural clients are Fortune 500 companies that have been affected by the World Trade Center disaster. Sal Lifrieri, a 20 year veteran of NYPD and the former Director of Security and Intelligence Operations for New York City Mayor Giuliani's Office of Emergency Management, is the company's President. Protective Consultants International offers professional services and experts that assess and address threats to executives, employees, computer systems, physical facilities and other sensitive areas, and designs comprehensive plans companies can follow to keep all sensitive areas free of risk exposure and industrial espionage. Protective Consultants International's team consists of experts who have worked at the Local, State and Federal level and have been involved with some of the most complex security missions and notorious emergencies in recent history, including the 1993 World Trade Center bombing, TWA Flight 800, the Millennium Celebration in Times Square, and the West Nile Virus Outbreak. In addition to working with companies affected by the World Trade Center disaster, the company recently worked with the United States Department of Justice and Palm Beach County, Florida on an Inter-Agency Chemical Exercise designed to test and ultimately help refine the County's response to a biological or chemical attack.

     o The Domestic Emergency Response Information Service, derived from the National Institute for Urban Search and Rescue's XII (Extreme Information Infrastructure) program, has been integrated by Adroit Systems Incorporated, along with RoseTel System Corp. It uses currently available technology in conjunction with a secure Internet portal to allow multiple users - with different protocols, different systems, and different means of network connectivity - to access the latest information and communicate directly with each other in real time using voice, video, email and facsimile. While it has some of the same features of our command and control system, it is difficult to deploy because it relies upon fiber optic lines and fixed transmitters mounted on tall buildings. The National Institute for Urban Search and Rescue is a non-profit organization dedicated to improving the nation's readiness capability to respond to natural and man-made disasters and is, therefore, not a direct competitor.

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
Even before the September 11, 2001, attacks, various agencies were working with our competitors on security projects, but many of those are now getting a higher priority, and some are even being refocused to combat terrorism. For example, SI International Inc., located in Vienna, Virginia, was already working on a wireless solution that would transmit data to Customs Service inspectors working at airports when the September 11, 2001, attacks made such solutions a priority. Although the original intent of the project was to aid inspectors looking for drugs and other contraband, anti-terrorism applications have now been added. Using handheld devices and a secure wireless network, the inspectors will have access to databases from the Department of Justice, the Immigration and Naturalization Service and the airlines.

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------

Liquidity and capital resources. We were incorporated on January 16, 2002 and two of our officers and directors, Eric Johnson and Richard Reincke, have paid approximately $30,000 in expenses incurred by the company from inception through September 15, 2002. Our other material cash expenditures have been general and administrative expenses, including payroll expenses. From inception (January 16, 2002) to July 31, 2002 we accumulated a deficit of $127,365. Our only current sources of capital are cash at July 31, 2002 of $9,481, a stock subscription receivable of $30,000, and the sale of our equity securities. We will not receive any of the proceeds of this offering. We will require additional financing to complete our business plan but we believe we have sufficient capital resources to complete the design and construction of our first prototype Aegis SafetyNet(TM) system.

Results of operations. We have not yet realized any revenue from operations from inception (January 16, 2002) through October 7, 2002. We will be required to pay the costs of registering the shares being offered by the selling shareholders. Those costs are approximately $26,000. This will further strain our cash resources.

Our plan of operation for the next twelve months. During the next twelve months we intend to focus on completing our prototype SafetyNet(TM) and to continue beta testing our system with the Los Angeles County Sheriff's Department to improve, refine and adapt the software and hardware components to meet law enforcement requirements. Although we believe we will have an operational prototype by October, 2002, we expect to spend approximately $200,000 over the next twelve months on our research and development expenditures to help bring our system to the point of market readiness by producing and upgrading our prototypes and our design and process specifications. Of the $200,000 we anticipate spending on research and development, approximately $100,000 will be allocated to software development and approximately $100,000 will be allocated to refining our computer hardware and video components, including ruggedizing our components (which includes waterproofing and the production of machined metal or hard plastic casings for cameras and transmitters).

We do not currently have sufficient funds available to finance our operations through the next twelve months. Including our anticipated research and development expenses, we will need approximately $360,000 in additional funds to continue to finance our operations during the next twelve months. There can be no assurance that additional funding will be available under favorable terms, if at all. If adequate funds are not available, we may be required to curtail operations significantly or to obtain funds through entering into arrangements with collaborative partners or others that may require us to relinquish rights to our technologies. We may have to sell some of our securities if we cannot raise capital any other way. We believe we have raised enough capital to allow us to meet our financial obligations for a period of at least the next six months, but we cannot fully implement our business plan without raising additional capital.

We plan to focus our activities in Los Angeles County during the next twelve months. The City and County of Los Angeles have a formal emergency management agreement spelling out protocols and operating procedures to ensure smooth emergency response and recovery operations. This agreement was adopted by the Council of the City of Los Angeles and the Los Angeles County Board of Supervisors in 1995. Post 9-11, the Los Angeles Police Department has identified approximately 400 high risk security targets. Many of these are private sector facilities. In 1995, Los Angeles County and the City of Los Angeles formed the Terrorism Early Warning Group, and subsequently the Terrorism Working Group. Membership in this group includes representatives from the Los Angeles County Sheriff's Department, the Los Angeles County Fire Department, and other agencies. The group provides full time capability to assess and recommend responses to potential threats, and works closely with the California National Guard and the Federal Bureau of Investigation. Working with the Los Angeles County Sheriff's Department Special Enforcement Bureau, our research and development technical personnel are designing a prototype communications system which meets both tactical and operational needs for both day to day law enforcement activities, and for responding to terrorist attacks or potential terrorist threats. We believe that successfully completing a system designed to meet the needs of the Los Angeles Sheriff's Department Special Bureau of Enforcement will result in a system which can be used by law enforcement agencies and fire departments across the country in responding to crimes of violence, hostage situations, emergency situations resulting from earthquakes, floods and tornados, as well as for coordination of different agencies in terrorist situations.

Although we initially will focus on domestic law enforcement applications for the Aegis SafetyNet(TM), we also plan to demonstrate our system to the Department of the Army, Special Forces Command. Our demonstration is tentatively scheduled for late October 2002, and will be conducted in Los Angeles, California.

Description of property
-----------------------

Property held by us. As of the date specified in the following table, we held the following property:

-------------------------- ------------------------------------------
Property                                 July 31, 2002
-------------------------- ------------------------------------------
Cash and equivalents                       $9,481.00
-------------------------- ------------------------------------------
Stock subscription
receivable                                $30,000.00
-------------------------- ------------------------------------------

Our facilities. Our executive, administrative and operating offices are located at 4100 Newport Place, Suite 660, Newport Beach, CA 92660. On August 19, 2002, we entered into a 5 month and 10 day lease for this premises, with an option to extend the lease month to month thereafter. We lease approximately 450 square feet with access to additional common areas, including a kitchen, reception area and conference room.

Certain relationships and related party transactions.
-----------------------------------------------------

In February 2002, we issued 8,350,000 shares of our common stock valued $.001 per share in exchange for services related to our incorporation and initial business activities to our promoters, Eric Johnson, Joseph King, Richard Reincke and George Farquhar. We are registering a portion of the total shares held by our promoters, who are now our officers and directors.

During the period from January 16, 2002 (inception) to July 31, 2002, Eric Johnson, our president, chief executive officer and chairman of our board of directors, advanced us $28,000 for various expenses incurred in incorporating and operating our business. On August 14, 2002, we entered into a promissory note evidencing an obligation to repay $28,000 in company expenses advanced by Mr. Johnson. The note is payable on demand. Interest accrues on the unpaid principal at the annual rate of 8%.

During the period from January 16, 2002 (inception) to July 31, 2002, Richard Reincke, our secretary, chief operating officer and one of our directors, advanced us $1,500 for various expenses incurred in incorporating and operating our business. On August 14, 2002, we entered into a promissory note evidencing a cash loan of $10,000 to the company by Mr. Reincke, our secretary, chief operating officer and one of our directors. The note is payable on demand. Interest accrues on the unpaid principal at the annual rate of 8%.

On April 20, 2002, we entered into a consulting agreement with Vernon Briggs III for software development services which our board of directors valued at $5,000. The agreement allowed us to pay Mr. Briggs 500,000 shares of our common stock and options to purchase additional common stock in lieu of cash. On August 1, 2002, we entered into an employment agreement with Mr. Briggs which provided for annual cash compensation of $96,000 for his services as our vice president. Effective August 1, 2002, Mr. Briggs became one of our directors. On September 15, 2002, we agreed with Mr. Briggs to terminate his employment agreement and supersede his consulting agreement. Mr. Briggs and the company entered into a settlement agreement which is in the process of being memorialized in writing, the terms of which have not yet been preformed. The agreement provides, among other things, that Mr. Briggs will (i) receive $8,000 in cash over 60 days; (ii) retain 200,000 shares of our common stock currently owned by him; (iii) accept the cancellation of all his stock options; and (iv) agree that we have the right, but not the obligation, to redeem Mr. Briggs' remaining 300,000 shares of common stock at $0.17 per share within the 6 month period immediately following the execution of the settlement agreement. Any shares of Mr. Briggs' common stock which are not redeemed during said sixth month redemption period will be retained by Mr. Briggs. He has resigned as an officer and director.

On April 20, 2002, we entered into a consulting agreement with Eric Peacock for software development services which our board of directors valued at $5,000. The agreement allowed us to pay Mr. Peacock 500,000 shares of our common stock and options to purchase additional common stock in lieu of cash. On August 1, 2002, we entered into an employment agreement with Mr. Peacock which provided for annual cash compensation of $96,000 for his services as our chief technology officer. On that same date, be became a director.

On August 19, 2002, we entered into a sublease for our office facilities at 4100 Newport Place, Suite 660, Newport Beach, CA 92660. That sublease was personally guaranteed by Mr. Reincke, who is our secretary, chief operating officer and one of our directors.

We retained MC Law Group to provide corporate legal services to us valued at $4,000 or $0.01 per share, in exchange for 400,000 shares of our common stock. We are registering for sale 200,000 shares of our common stock held by MC Law Group. MC Law Group will receive proceeds of $400,000 if all of MC Law Group's offered shares were sold at the proposed offering price.

Market for common equity and related stockholder matters
--------------------------------------------------------

Reports to shareholders. Our securities are not listed for trading on any exchange or quotation service. We are not required to comply with the timely disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings. Although we are not required to deliver an annual report to shareholders, we intend to provide an annual report to our shareholders, which will include audited financial statements.

When, and if, we become a reporting company with the Securities and Exchange Commission, we will be required to file quarterly reports and annual reports which contain our financial statements for each quarter and an audited financial statement at year end. We will also be required to file reports on Form 8-K relating to any material information which is important for investors in our securities to know. We will have a continuing reporting obligation under the Exchange Act of 1934 once the registration statement becomes effective. The public may read and copy any materials filed with the Securities and Exchange Commission at the Security and Exchange Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

There are 2,975,000 outstanding options to purchase shares of our common stock. Other than the shares of stock being registered in the company's registration statement on Form SB-2, there are no outstanding shares of our common stock that could be sold pursuant to Rule 144 pursuant to the Securities Act of 1933 or that we have agreed to register under the Securities Act of 1933 for sale by shareholders. The approximate number of holders of record of shares of our common stock is 34.

There have been no cash dividends declared on our common stock. Dividends are declared at the sole discretion of our Board of Directors.

Penny stock regulation. Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

     o a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
     o a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violation of such duties or other requirements of securities laws;
     o a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the "bid" and "ask" price;
     o    a toll-free telephone number for inquiries on disciplinary actions;
     o definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and
     o such other information in such form (including language, type, size and format), as the Securities and Exchange Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

     o    the bid and offer quotations for the penny stock;
     o the compensation of the broker-dealer and its salesperson in the transaction;
     o the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
     o monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will be subject to the penny stock rules.

Executive compensation
-----------------------

Any compensation received by our officers, directors, and management personnel will be determined from time to time by our Board of Directors. Our officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

Summary compensation table. The table set forth below summarizes the annual and long-term compensation for services in all capacities to us payable to our chief executive officer and our other executive officers whose total annual salary and bonus are anticipated to exceed $50,000 during the year ending December 31, 2002. Our board of directors has adopted an incentive stock option plan for our executive officers that has been approved by a majority of our shareholders and which will result in additional compensation.

=================================== ======= ============= ============= ===================== =====================
Name and Principal Position          Year      Annual      Bonus ($)        Other Annual           All Other
                                             Salary ($)                    Compensation *         Compensation
----------------------------------- ------- ------------- ------------- --------------------- ---------------------
Eric Johnson
chief executive officer, director    2002     114,000         None      common stock options          None
                                                                         875,000 shares at
                                                                          $0.10 per share;
                                                                         300,000 shares at
                                                                          $0.30 per share
----------------------------------- ------- ------------- ------------- --------------------- ---------------------
Richard Reincke                      2002      96,000         None      common stock options          None
secretary, chief operating                                               625,000 shares at
officer, director                                                         $0.10 per share;
                                                                         250,000 shares at
                                                                          $0.30 per share
----------------------------------- ------- ------------- ------------- --------------------- ---------------------
Eric Peacock                         2002      96,000         None      common stock options          None
chief technology officer, director                                       125,000 shares at
                                                                          $0.10 per share;
                                                                         250,000 shares at
                                                                          $0.30 per share
----------------------------------- ------- ------------- ------------- --------------------- ---------------------
Joseph Grillo                        2002        0            None      common stock options
director and consultant                                                  400,000 shares at            None
                                                                          $0.30 per share
=================================== ======= ============= ============= ===================== =====================

* Except for options granted to Mr. Grillo, none of the options can be exercised immediately. The $0.10 options cannot be exercised before January 1, 2003 and expire January 1, 2006; the $0.30 options cannot be exercised before June 1, 2003 and expire June 1, 2006. Mr. Grillo's options have an exercise period which began August 15, 2002 and which expires June 1, 2006.

Some of the annual salaries specified in the chart above have been deferred because we do not have cash available for full payment of officer salaries. Specifically, at July 31, 2002, we owed Mr. Johnson $9,000 and Mr. Reincke $15,000 in deferred salary.

Compensation of directors. Our directors who are also our employees receive no extra compensation for their service on our Board of Directors. Outside directors are entitled to receive stock options pursuant to our stock option plan.

Employment contracts. We have entered into employment agreements with Eric Johnson, our president and chief executive officer; Richard Reincke, our secretary and chief operating officer; Eric Peacock, our chief technology officer; and with Robert Alcaraz, who will become a vice president effective January 1, 2003. We also have consulting agreements with Mr. Alcaraz for the period October 1, 2002 through December 31, 2002, and with Joseph Grillo as a marketing consultant. Those contracts are filed as exhibits to our Registration Statement on Form SB-2 with the Securities and Exchange Commission.

Financial Statements1
--------------------


                        AEGIS ASSESSMENTS, INC.
                     (A DEVELOPMENT STAGE COMPANY)

                         FINANCIAL STATEMENTS

                 FOR THE PERIOD FROM JANUARY 16, 2002
                     (INCEPTION) TO JULY 31, 2002



                               CONTENTS

                                                                          Page

Independent Auditors' Report                                                1

Financial Statements:
  Balance Sheet                                                             2
  Statement of Operations                                                   3
  Statement of Stockholders' Deficit                                        4
  Statement of Cash Flows                                                   5
  Notes to Financial Statements                                           6-14

                     INDEPENDENT AUDITORS' REPORT


Board of Directors
Aegis Assessments, Inc.
Newport Beach, California

We have audited the accompanying balance sheet of Aegis Assessments, Inc. (A Development Stage Company) as of July 31, 2002, and the related statements of operations, stockholders' deficit and cash flows for the period from January 16, 2002 (inception) to July 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aegis
Assessments, Inc. as of July 31, 2002, and the results of its operations and cash flows for the period from January 16, 2002
(inception) to July 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the accompanying financial statements, the Company has no established source of revenue, which raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also discussed in Note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS

Irvine, California
August 28, 2002

                             AEGIS ASSESSMENTS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          BALANCE SHEET - JULY 31, 2002

                                     ASSETS


Current assets:
     Cash and cash equivalents                                               $           9,481
     Stock subscription receivable                                                      30,000
                                                                             ------------------


             Total assets                                                                          $          39,481
                                                                                                   ==================


                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
     Accounts payable and accrued expenses                                   $          16,200
     Accounts payable-related parties                                                   48,292
                                                                             ------------------

             Total liabilities                                                                     $          64,492

Stockholders' deficit:
     Preferred stock, $0.001 par value; 10,000,000 shares authorized;
       no shares issued or outstanding                                                       -
     Common stock, $0.001 par value; 100,000,000 shares authorized;
       10,070,000 shares issued and outstanding                                         10,070
     Additional paid-in capital                                                         92,284
     Deficit accumulated during development stage                                     (127,365)
                                                                             ------------------

             Total stockholders' deficit                                                                     (25,011)
                                                                                                   ------------------

             Total liabilities and stockholders' deficit                                           $          39,481
                                                                                                   ==================






See accompanying independent auditor's report and notes to financial statements.

                             AEGIS ASSESSMENTS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                             STATEMENT OF OPERATIONS

        FOR THE PERIOD FROM JANUARY 16, 2002 (INCEPTION) TO JULY 31, 2002



Revenue                                                      $               -

General and administrative expenses                                    127,365
                                                             ------------------

Loss before provision for income taxes                                (127,365)

Provision for income taxes                                                   -
                                                             ------------------

Net loss                                                     $        (127,365)
                                                             ==================


Net loss available to common stockholders per common share - basic and dilutive:

    Loss per common share - basic and dilutive               $           (0.02)
                                                             ==================

    Weighted average common shares
      outstanding - basic and dilutive                               8,098,871
                                                             ==================




See accompanying independent auditor's report and notes to financial statements.

                                                  AEGIS ASSESSMENTS, INC.
                                               (A DEVELOPMENT STAGE COMPANY)

                                            STATEMENT OF STOCKHOLDERS' DEFICIT

                             FOR THE PERIOD FROM JANUARY 16, 2002 (INCEPTION) TO JULY 31, 2002

                                                                                                Deficit
                                                                                              accumulated
                                                    Common stock             Additional         during            Total
                                           -------------------------------     paid-in        development     stockholders'
                                               Shares           Amount         capital           stage           deficit
                                           ----------------  -------------  --------------  ----------------  --------------

Balance at January 16, 2002,
   date of incorporation                                 -    $         -    $          -     $           -    $          -

Issuance of Founders Shares at
   $0.001 per share for services -               8,350,000          8,350               -                 -           8,350
   February 2002

Issuance of common stock for
   services at $0.01 per share -                   400,000            400           3,604                 -           4,004
   April 2002

Issuance of common stock for
   services at $0.01 per share -                 1,000,000          1,000           9,000                 -          10,000
   April 2002

Issuance of common stock for
   cash at $0.25 per share -                        20,000             20           4,980                 -           5,000
   May 2002

Issuance of common stock for
   cash at $0.25 per share -                        80,000             80          19,920                 -          20,000
   June 2002

Issuance of common stock for
   cash at $0.25 per share -                       220,000            220          54,780                 -          55,000
   July 2002

Net loss                                                 -              -               -          (127,365)       (127,365)
                                           ----------------  -------------  --------------  ----------------  --------------

Balance at July 31, 2002                        10,070,000        $10,070    $     92,284    $     (127,365)   $    (25,011)
                                           ================  =============  ==============  ================  ==============




See accompanying independent auditor's report and notes to financial statements.

                             AEGIS ASSESSMENTS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                             STATEMENT OF CASH FLOWS

        FOR THE PERIOD FROM JANUARY 16, 2002 (INCEPTION) TO JULY 31, 2002


Cash flows used for operating activities:
     Net loss                                                                                 $        (127,365)

     Adjustments to reconcile net loss to net cash
       used for operating activities:
        Non-cash issuance of stock for services                         $         22,354

     Increase (decrease) in liabilities:
        Accounts payable and accrued expenses                                     16,200
        Accounts payable - related parties                                        24,000
                                                                       ------------------

                  Total adjustments                                                                      62,554
                                                                                             -------------------
                  Net cash used for operating activities                                                (64,811)

Cash flows provided by financing activities:
     Proceeds from issuance of common stock                                       50,000
     Accounts payable - related parties                                           24,292
                                                                       ------------------

                 Net cash provided by financing activities                                               74,292
                                                                                             -------------------

Net increase in cash and cash equivalents                                                                 9,481
Cash and cash equivalents, beginning of period                                                                -
                                                                                             -------------------

Cash and cash equivalents, end of period                                                      $           9,481
                                                                                             ===================

Supplemental disclosure of cash flow information:
     Income taxes paid                                                                        $               -
                                                                                             ===================
     Interest paid                                                                            $               -
                                                                                             ===================

Non-cash financing activities:
     As of July 31, 2002, the Company had a subscription receivable for common stock totaling $30,000.







See accompanying independent auditor's report and notes to financial statements.

                        AEGIS ASSESSMENTS, INC.
                     (A DEVELOPMENT STAGE COMPANY)

                     NOTES TO FINANCIAL STATEMENTS

                 FOR THE PERIOD FROM JANUARY 16, 2002
                     (INCEPTION) TO JULY 31, 2002





(1)      Summary of Significant Accounting Policies:

         Nature of Business:

                  Aegis Assessments, Inc. (the "Company") is currently a development stage company under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 7 and was incorporated under the laws of the State of Delaware on January 16, 2002. The Company plans to design and develop specialized equipment for law enforcement agencies and the Department of Defense.

         Basis of Presentation:

                  The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has no established source of revenue. This matter raises substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

                  Management plans to take the following steps that it believes will be sufficient to provide the Company with the ability to continue in existence:

                  Management intends to continue to raise additional financing through private equity financing or other means and interests that it deems necessary, with a view to moving forward and sustain a prolonged growth in its strategy phases.

         Use of Estimates:

                  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could materially differ from those estimates.

         Comprehensive Income:

                  Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive income and its components in the financial statements. For the period from January 16, 2002 (inception) to July 31, 2002, the Company has no items that represent other comprehensive income and accordingly has not included a schedule of comprehensive income in the financial statements.


See accompanying independent auditors' report.

                        AEGIS ASSESSMENTS, INC.
                     (A DEVELOPMENT STAGE COMPANY)

               NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                 FOR THE PERIOD FROM JANUARY 16, 2002
                     (INCEPTION) TO JULY 31, 2002



(1)      Summary of Significant Accounting Policies, Continued:

         Cash and Cash Equivalents:

                  For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

         Basic and Diluted Loss Per Share:

                  In accordance with SFAS No. 128, "Earnings Per Share," the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. As of July 31, 2002, the Company has 2,500,000 outstanding stock options that can be converted into 2,500,000 shares of common stock. These options would have an anti-dilutive effect therefore are not included in dilutive loss per share.

         Income Taxes:

                  The Company accounts for income taxes under SFAS 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

         Stock-Based Compensation:

                  The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of SFAS 123, "Accounting for Stock-Based Compensation." Under APB 25, compensation cost is recognized over the vesting period based on the excess, if any, on the date of grant of the deemed fair value of the Company's shares over the employee's exercise price. When the exercise price of the employee share options is less than the fair value price of the underlying shares on the grant date, deferred stock compensation is recognized and amortized to expense in accordance with FASB Interpretation No. 28 over the vesting period of the individual options. Accordingly, because the exercise price of the Company's employee options equals or exceeds the market price of the underlying shares on the date of grant, no compensation expense is recognized. Options or shares awards issued to non-employees are valued using the fair value method and expensed over the period services are provided.



See accompanying independent auditors' report.

                        AEGIS ASSESSMENTS, INC.
                     (A DEVELOPMENT STAGE COMPANY)

               NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                 FOR THE PERIOD FROM JANUARY 16, 2002
                     (INCEPTION) TO JULY 31, 2002



(1)      Summary of Significant Accounting Policies, Continued:

         Fair Value of Financial Instruments:

                  The estimated fair values of cash and cash equivalents, stock subscription receivable, accounts payable and accrued expenses, and accounts payable-related parties, approximate their carrying value because of the short term maturity of these instruments or the stated interest rates are indicative of market interest rates.

         Advertising Costs:

                  Advertising costs are expensed as incurred. There were no advertising expenses for the period from January 16, 2002 (inception) to July 31, 2002.

         Segment Reporting:

                  Based on the Company's integration and management strategies, the Company operated in a single business segment. For the period from January 16, 2002 (inception) to July 31, 2002, the Company had no revenue.

         New Accounting Pronouncements:

                  In July 2001, the FASB issued SFAS No. 141 "Business Combinations." SFAS No. 141 supersedes Accounting Principles Board ("APB") No. 16 and requires that any business combinations initiated after June 30, 2001 be accounted for as a purchase; therefore, eliminating the pooling-of-interest method defined in APB 16. The statement is effective for any business combination initiated after June 30, 2001 and shall apply to all business combinations accounted for by the purchase method for which the date of acquisition is July 1, 2001 or later. The Company has implemented this pronouncement and has concluded that the adoption has no material impact to the financial statements.

                  In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 142, "Goodwill and Other Intangibles." SFAS No. 142 addresses the initial recognition, measurement and amortization of intangible assets acquired individually or with a group of other assets (but not those acquired in a business combination) and addresses the amortization provisions for excess cost over fair value of net assets acquired or intangibles acquired in a business combination. The statement is effective for fiscal years beginning after December 15, 2001, and is effective July 1, 2001, for any intangibles acquired in a business combination initiated after June 30, 2001. The Company has implemented this pronouncement and has concluded that the adoption has no material impact to the financial statements.



See accompanying independent auditors' report.

                        AEGIS ASSESSMENTS, INC.
                     (A DEVELOPMENT STAGE COMPANY)

               NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                 FOR THE PERIOD FROM JANUARY 16, 2002
                     (INCEPTION) TO JULY 31, 2002




(1)      Summary of Significant Accounting Policies, Continued:

         New Accounting Pronouncements, Continued:

                  In October 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires companies to record the fair value of a liability for asset retirement obligations in the period in which they are incurred. The statement applies to a company's legal obligations associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, and development or through the normal operation of a long-lived asset. When a liability is initially recorded, the company would capitalize the cost, thereby increasing the carrying amount of the related asset. The capitalized asset retirement cost is depreciated over the life of the respective asset while the liability is accreted to its present value. Upon settlement of the liability, the obligation is settled at its recorded amount or the company incurs a gain or loss. The statement is effective for fiscal years beginning after June 30, 2002. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

                  In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Statement 144 addresses the accounting and reporting for the impairment or disposal of long-lived assets. The statement provides a single accounting model for long-lived assets to be disposed of. New criteria must be met to classify the asset as an asset held-for-sale. This statement also focuses on reporting the effects of a disposal of a segment of a business. This statement is effective for fiscal years beginning after December 15, 2001. The Company has implemented this pronouncement and has concluded that the adoption has no material impact to the financial statements.

                  In April 2002, the FASB issued Statement No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This Statement rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements" and FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers." This Statement amends FASB Statement No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.




See accompanying independent auditors' report.

                        AEGIS ASSESSMENTS, INC.
                     (A DEVELOPMENT STAGE COMPANY)

               NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                 FOR THE PERIOD FROM JANUARY 16, 2002
                     (INCEPTION) TO JULY 31, 2002





(2)      Related-Party Transactions:

         Accounts Payable - Related Parties
         ----------------------------------

                 Advances
                 --------
                 During the period from January 16, 2002 (inception) to July 31, 2002, the Company was advanced $22,792 for various expenses from its President and Chief Executive Officer ("CEO").

                 During the period from January 16, 2002 (inception) to July 31, 2002, the Company was advanced $1,500 for various expenses from its Secretary and Chief Operations Officer ("COO").

                 Employment Contracts
                 --------------------

                 On April 1, 2002, the Company entered into an employment contract with its President and CEO for a period of three years terminating on April 1, 2005. The agreement calls for a salary at the rate of $114,000 per annum and is subject to a minimum increase of 10% per annum. For the period from January 16, 2002 (inception) to July 31, 2002 the Company has incurred $38,000 of compensation expense relating to this contract of which $9,000 is included in Accounts payable-related parties.

                 On May 1, 2002, the Company entered into an employment contract with its COO for a period of three years terminating on May 1, 2005. The agreement calls for a salary at the rate of $96,000 per annum and is subject to a minimum increase of 10% per annum. For the period from January 16, 2002 (inception) to July 31, 2002 the Company has incurred $24,000 of compensation expense relating to this contract of which $15,000 is included in Accounts payable-related parties.


(3)      Commitments and Contingencies:

         The Company entered into a month-to-month lease agreement for the period from January 16, 2002 (inception) to July 31,
         2002. Rent expense totaled $6,000 for the period.


(4)      Stockholders' Deficit:

         Preferred Stock
         ---------------

         The Company is authorized to issue 10,000,000 shares of preferred stock, par value at $.001 per share. The Company previously authorized the issuance of a Series A and Series B preferred stock. As of July 31, 2002, the Company rescinded its authorization of the preferred Series A and B classes. No shares were ever issued relating to those classes. As of July 31, 2002, no shares of preferred stock were issued or outstanding.




See accompanying independent auditors' report.

                        AEGIS ASSESSMENTS, INC.
                     (A DEVELOPMENT STAGE COMPANY)

               NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                 FOR THE PERIOD FROM JANUARY 16, 2002
                     (INCEPTION) TO JULY 31, 2002



(4)      Stockholders' Deficit, Continued:

         Common Stock
         ------------

         a) In February 2002, the Company issued 10,000,000 shares of its common stock in exchange for services to incorporate the Company. In July 2002, the Board of Directors declared that the Company had not received consideration for the issuance of 1,650,000 shares of the previously issued shares and canceled those shares leaving 8,350,000 shares totaling $8,350. The Founder Shares were valued at the par value of the Company's common stock, which represented its fair market value on the date of issuance. The Company has not recognized the issuance of the cancelled shares in the financial statements.

         b) During April 2002, the Company issued 400,000 shares of its common stock in exchange for legal services rendered totaling $4,004, which was fair market value of the services received by the Company on the date the services were performed.

         c) In April 2002, 1,000,000 shares of common stock were issued at $0.01 per share in exchange for services rendered totaling $10,000, which was fair market value of the Company's common stock on the date of issuance.

         d) During May, June and July 2002, the Company performed a private placement and issued 320,000 shares of its common stock with a fair value of $0.25 per share for an aggregate total of $80,000. As of July 31, 2002, $50,000 of these proceeds was received by the company. (see note 7)

(5)      Provision for Income Taxes:

         The reconciliation of the effective income tax rate to the federal statutory rate for the period from January 16, 2002 (inception) to July 31, 2002, is as follows:





      Computed "expected" benefit                             $        (54,000)

      Increase (decrease) in income taxes resulting from:
         Meals and entertainment                                           800
         Increase in valuation allowance                                53,200
                                                              ----------------

                                                              $              -
                                                              ================


         Deferred tax assets and liabilities reflect the net effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at July 31, 2002 are as follows:


      Deferred tax assets:
      Net operating loss carryforwards                        $        (18,100)
      Less:  valuation allowance                                        18,100
                                                              ----------------
                                                              $              -
                                                              ================



See accompanying independent auditors' report.

                        AEGIS ASSESSMENTS, INC.
                     (A DEVELOPMENT STAGE COMPANY)

               NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                 FOR THE PERIOD FROM JANUARY 16, 2002
                     (INCEPTION) TO JULY 31, 2002


(5)      Provision for Income Taxes, Continued:

         At July 31, 2002, the Company has provided a 100% valuation allowance for the deferred tax asset, since management has not been able to determine that the realization of that asset is more likely than not. The net change in the valuation allowance for the period ended July 31, 2002, was an increase of $53,200. As of July 31, 2002, the Company had net operating loss carryforwards ("NOLs") of approximately $42,700 for federal income tax reporting purposes and approximately $10,500 for state reporting purposes, expiring through 2022.

(6)      Stock Options:

         During April 2002, the Company adopted the 2002 stock option plan (the "Plan") to retain the services of persons now serving in certain capacities and to secure the services of persons capable of serving in similar capacities.

         The total number of shares of common stock that may be purchased pursuant to the exercise of options shall not exceed, in the aggregate, 10,000,000 shares of the Company's authorized common stock. However, at no time, shall the number of shares of common stock issuable upon exercise of all issued and outstanding options pursuant to the Plan, or any similar plan adopted by the Company's Board of Directors, exceed a number of shares which is equal to 30% of the then outstanding shares of common stock of the Company. The termination date of this plan is December 31, 2007 and shall be administered by an option committee (the "Committee") consisting of no fewer than two and no more than three members designated by the Board. The purchase price for each share purchasable pursuant to any incentive option shall be determined by the Committee at an exercise price not less than 100% of the fair market value of the common stock on date of issue. For options granted to individuals or entities who possess greater than 10% of the total combined voting power of all classes of capital stock, the exercise price shall not be less than 110% of the fair market value of the Company's common stock upon date of issuance.

         Options shall be exercisable for a period not to exceed five years from date of grant. For options issued to an individual or entity that possesses greater than 10% of the total combined voting power of all classes of capital stock, the options shall be exercisable for a period not to exceed three years. Upon termination or expiration of the term of services of the optionee, the options will expire no later than one year after that date.

         During April 2002, the Company issued 250,000 options to consultants exercisable at $0.10 per share during the exercise period from January 1, 2003 to January 1, 2006. The fair market value of the common stock on date of issuance was $0.01.

         During April 2002, the Company issued 1,500,000 options to employees exercisable at $0.10 per share during the exercise period from January 1, 2003 to January 1, 2006. The fair market value of the common stock on date of issuance was $0.01.




See accompanying independent auditors' report.

                        AEGIS ASSESSMENTS, INC.
                     (A DEVELOPMENT STAGE COMPANY)

               NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                 FOR THE PERIOD FROM JANUARY 16, 2002
                     (INCEPTION) TO JULY 31, 2002




(6)      Stock Option Plan, continued:

         During July 2002, the Company issued 750,000 options to employees and consultants exercisable at $0.30 per share during the exercise period from June 1, 2003 to June 1, 2006. The fair market value of the common stock on date of issuance was $0.25.

         Additional information with respect this plan's stock option activity is as follows:

                                                                        Number      Weighted average of
                                                                       of shares       exercise price
                                                                    ---------------     -------------
            Outstanding at January 16, 2002 (inception)                          -      $          -
            Granted                                                      2,500,000               .16
            Exercised                                                            -
            Cancelled                                                            -
                                                                    --------------      ------------
            Outstanding at December 31, 2001                             2,500,000      $        .16
                                                                    ==============      ============

         The following tables summarize information about stock options outstanding and exercisable at July 31, 2002:

                                              Weighted average        Outstanding                             Exercisable
               Exercise        Number of        remaining in            options            Number of            options
                prices          shares        contractual life      weighted average         shares         weighted average
                ------        outstanding         in years           exercise price       exercisable        exercise price
                              -----------         --------           --------------       -----------        --------------

             $0.10-$0.30        2,500,000             3                   $0.16                  -                 NA


         The Company has elected to follow APB Opinion No. 25 (Accounting for Stock Issued to Employees) in accounting for its employee stock options. Accordingly, no compensation expense is recognized in the Company's financial statements related to options issued to employees because the exercise price of the Company's employee stock options equals the market price of the Company's common stock on the date of grant. For options issued to consultants, pursuant to Financial Accounting Standards Board Statement No. 123 (Accounting for Stock-Based Compensation) the Company determined that there was no compensation costs based on the fair value at the grant date for its stock options.

         The weighted average estimated fair value of stock options granted during the period from January 16, 2002 (inception) to July 30, 2002 was $0.00 per share. These amounts were determined using the Black-Scholes option-pricing model, which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, the expected dividend payments, and the risk-free interest rate over the expected life of the option.




See accompanying independent auditors' report.

                        AEGIS ASSESSMENTS, INC.
                     (A DEVELOPMENT STAGE COMPANY)

               NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                 FOR THE PERIOD FROM JANUARY 16, 2002
                     (INCEPTION) TO JULY 31, 2002




(6)      Stock Option Plan, continued:

         The assumptions used in the Black-Scholes model were as follows for stock options granted for the period from January 13, 2002 (inception) to July 31, 2002:

                                                               July 31, 2002
                                                               -------------

               Risk-free interest rate                              5.5%
               Expected volatility of common stock                  0.1%
               Dividend yield                                         0%
               Expected life of options                           3 years

         The Black-Scholes option valuation model was developed for estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Because option valuation models require the use of subjective assumptions, changes in these assumptions can materially affect the fair value of the options. The Company's options do not have the characteristics of traded options; therefore, the option valuation models do not necessarily provide a reliable measure of the fair value of its options.

(7)      Subsequent Events:

         During August 2002, the company received the $30,000 balance relating to the stock subscription receivable as of July 31, 2002.

         On August 1, 2002, the Company entered into two employment contracts for a period of three years terminating on August 1, 2005 with its Chief Technology Officer ("CTO") and its Vice President of Strategy and Development ("VP"). Each employment contract pays $96,000 per annum and is subject to a minimum of 10% raises annually. (See note 2)

         The Company entered into a promissory note in the amount of $28,000 dated August 14, 2002 with its CEO. The note bears interest at the rate of 8% per annum, is due on demand and was used for operating purposes.

         The Company entered into a promissory note in the amount of $10,000 dated August 14, 2002 with its COO. The note bears interest at the rate of 8% per annum, is due on demand and was used for operating purposes.



See accompanying independent auditors' report.

Changes in and disagreements with accountants on accounting and financial disclosure
------------------------------------------------------------------------

Our Board of Directors has appointed Stonefield Josephson, Inc., certified public accountants, to audit our financials statements from January 16, 2002 (our date of formation) through July 31, 2002.

There have been no disagreements with our accountants since our formation required to be disclosed pursuant to Item 304 of Regulation S-B.

                                  LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by the selling shareholders has been passed upon by the law firm of MC Law Group, located in Newport Beach, California.

                                     EXPERTS

Our financial statements for the period January 16, 2002 (inception) through July 31, 2002, appearing in this prospectus which is part of a Registration Statement have been audited by Stonefield Josephson, Inc., and are included in reliance upon such reports given upon the authority of Stonefield Josephson, Inc. as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

We have filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission pursuant to the Securities Act of 1933 with respect to the common stock offered by the selling shareholders. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information regarding us and our common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of directors and officers
-----------------------------------------

Article Sixth of our Amended and Restated Certificate of Incorporation provides, among other things, that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may be amended. The Delaware General Corporation Law currently provides that a director of a Delaware corporation may not be exempted from liability for:

     o any breach of such director's duty of loyalty to us or our shareholders;
     o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
     o liability for unlawful payments of dividends or unlawful stock purchase or redemption by us; or
     o for any transaction from which such director derived any improper personal benefit.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Article III Section 17 of our bylaws provides that we will indemnify our directors, officers, employees and agents as specified in Article VI of our bylaws. Article VI of our bylaws provides that we will indemnify our directors, officers, employees and agents to the fullest and most complete extent permitted by Delaware General Corporation Law, as the same exists or may be amended.

Section 145 of the Delaware General Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to or is involved in any pending, threatened, or completed civil, criminal, administrative, or arbitration action, suit, or proceeding, or any appeal therein or any inquiry or investigation which could result in such action, suit, or proceeding, because of his or her being or having been our director, officer, employee, or agent or of any constituent corporation absorbed by us in a consolidation or merger or by reason of his or her being or having been a director, officer, trustee, employee, or agent of any other corporation or of any partnership, joint venture, sole proprietorship, trust, employee benefit plan, or such enterprise, serving as such at our request or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee, or agent, from and against any and all reasonable costs, disbursements, and attorney's fees, and any and all amounts paid or incurred in satisfaction of settlements, judgments, fines, and penalties, incurred or suffered in connection with any such proceeding.

Indemnification agreements. We anticipate that we will enter into indemnification agreements with each of our directors, executive officers and controlling persons pursuant to which we will agree to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our director, officer or controlling person. To be entitled to indemnification by us, the person must have acted in good faith and in a manner the person believed to be in our best interests and, with respect to criminal actions, the person must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether our indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Other expenses of issuance and distribution
--------------------------------------------

We will pay all expenses in connection with the registration and sale of the common stock by the selling shareholders. The estimated expenses of issuance and distribution are set forth below.

======================================= ===================== ===============
Registration fees                       Approximately                $665.90
--------------------------------------- --------------------- ---------------
Costs of printing and engraving         Approximately                $200.00
--------------------------------------- --------------------- ---------------
EDGARizing services                     Approximately             $10,000.00
--------------------------------------- --------------------- ---------------
Legal fees                              Approximately             $10,000.00
--------------------------------------- --------------------- ---------------
Accounting fees                         Approximately              $5,000.00
======================================= ===================== ===============

Recent sales of unregistered securities
---------------------------------------

There have been no sales of unregistered securities within the last three (3) years which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

In February 2002, we issued 10,000,000 shares of our common stock in exchange for services related to our incorporation and initial business activities. In July 2002, our board of directors determined that we had not received consideration for the issuance of 1,650,000 of those shares of our common stock, and we canceled those shares, leaving 8,350,000 common shares issued to founders, valued at $8,350. The founders' shares were valued at par value, or $.001 per share, which represented the fair market value of our stock on the date of issuance. The following individuals were issued founders' shares for the services indicated:

     o Eric Johnson, our president, chief executive officer and chairman, received 3,550,000 shares of our common stock for initial capitalization and services related to our incorporation. Specifically, Mr. Johnson assisted is the initial corporation and helped formulate our business plan. His shares were valued at $.001 per share.
     o Mr. King, a member of our board of directors, received 3,405,000 shares of our common stock for services related to our initial incorporation including assisting in the formulation of our business plan and product development. His shares were valued at $.001 per share.

     o Mr. Reincke received 800,000 shares of our common stock for services related to our initial incorporation including assisting in the filing documents related to our incorporation, general office duties, and formulation of our business and marketing plans. His shares were valued at $.001 per share.
     o Mr. Farquhar received 500,000 shares of our common stock for his services related to incorporation including the formulation of our marketing plans and the determination of our initial start-up costs. His shares were valued at $.001 per share.

On April 15, 2002, we retained MC Law Group to provide corporate legal services to us. MC Law Group agreed to accept shares of our common stock in lieu of cash for those services. We valued those legal services at approximately $4,000. Because there was no readily available market value at the time, we negotiated a value of $0.01 per share. Therefore, we issued MC Law Group 400,000 shares of our common stock for those legal services provided to us, in lieu of cash compensation.

On April 20, 2002, we entered into a consulting agreement with Vernon Briggs III for software development services which our Board of Directors valued at $5,000. The agreement allowed us to pay Mr. Briggs 500,000 shares of our common stock and options to purchase additional common stock as consideration for $5,000 in cash. The fair value of the consideration given totaled $5,000. On August 1, 2002, we entered into an employment agreement with Mr. Briggs which provided for annual cash compensation of $96,000 for his services as our Vice President. On September 15, 2002, we agreed with Mr. Briggs to terminate his employment agreement and supersede his consulting agreement. Mr. Briggs and the company entered into a settlement agreement which is in the process of being memorialized in writing, and provides, among other things, that Mr. Briggs would receive $8,000 in cash over 60 days, would keep 200,000 shares of his common stock, that all his stock options would be canceled, and that Aegis has the right, but not the obligation, to redeem the remaining 300,000 shares of Mr. Briggs' common stock at $0.17 per share within the 6 month period immediately following the execution of the settlement agreement. Any shares of Mr. Briggs' common stock which are not redeemed during the sixth month redemption period will be retained by Mr. Briggs.

On April 20, 2002, we entered into a consulting agreement with Eric Peacock for software development services which our Board of Directors valued at $5,000. The agreement allowed us to pay Mr. Peacock 500,000 shares of our common stock and options to purchase additional common stock as consideration for $5,000 in cash. The fair value of the consideration given totaled $5,000. On August 1, 2002, we entered into an employment agreement with Mr. Peacock which provided for annual cash compensation of $96,000 for his services as our chief technology officer.

In order to raise capital, beginning May 22, 2002, and ending September 25, 2002, we offered and sold shares of our common stock to 20 investors for $0.25 per share. The shares were offered and sold in transactions which we believe satisfied the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Rule 506 of Regulation D promulgated pursuant to that act by the Securities and Exchange Commission. Specifically, the shares were privately offered and sold to investors who had pre-existing family or personal relationships with the officers and directors of the company. The value of the shares was arbitrarily set by us and had no relationship to our assets, book value, revenues or other established criteria of value. There were no commissions paid on the sale of these shares. The net proceeds to us were $146,000.00.

On August 15, 2002, we entered into an agreement with a consultant, Joseph Grillo. Under the terms of the agreement, this consultant will provide marketing and technology consulting services to us for the period from August 15, 2002 through March 1, 2003. As a part of the agreement, Mr. Grillo was appointed to the board as a director of the company for the term of one year, from August 15, 2002 through August 15, 2003. In lieu of monetary compensation, Mr. Grillo accepted 400,000 shares of common stock options, at an exercise price of $0.30, which become exercisable on August 15, 2002 and expire on June 1, 2006.

On September 25, 2002, we entered into an agreement to pay Format Inc., our EDGARizing service, 40,000 shares of our common stock for EDGARizing services relating to preparing this registration statement. We valued those services at $10,000.

Effective October 1, 2002, we entered into a consulting agreement with Robert Alcaraz for services we valued at $35,000.00. In lieu of cash compensation, we issued Mr. Alcaraz 150,000 shares of our common stock. We agreed to register those shares for resale in this registration statement. We also granted Mr. Alcaraz options to purchase 150,000 shares of our common stock at $0.30 per share with an exercise period that begins January 1, 2003 and expires January 1, 2006.

Exhibits
--------

         Copies of the following documents are filed with this Registration Statement as exhibits:

Exhibit No.
----------

1.         Underwriting Agreement (not applicable)

3.1        Amended and Restated Certificate of Incorporation

3.2        Bylaws

5.         Opinion Re: legality

8.         Opinion Re: tax matters (not applicable)

10.1       Employment agreement with chief executive officer Eric Johnson

10.2       Employment agreement with chief operating officer Richard Reincke

10.3       Consulting agreement with Eric Peacock

10.4       Employment agreement with chief technology officer Eric Peacock

10.5       Consulting agreement with Joseph Grillo

10.6       Consulting agreement with Robert Alcaraz

10.7       Employment agreement with Robert Alcaraz

10.8       Stock option plan

11.        Statement Re: computation of per share earnings (loss)*

15.        Letter on unaudited interim financial information (not applicable)

23.1       Consent of auditors

23.2       Consent of counsel **

24.        Power of attorney (not applicable)

    *    Included in financial statements
   **    Included in Exhibit 5

Undertakings
------------

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B. We hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i)      To include any prospectus required by Section 10(a)
                           (3) of the Securities Act of 1933;

                  (ii) To specify in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on our behalf by the undersigned, in the city of Newport Beach, California on October 7, 2002.

                                    Aegis Assessments, Inc.,
                                    a Delaware corporation

                                    By:   /s/ Eric Johnson
                                         --------------------------------------
                                    Its:  President, Chief Executive Officer

                                    By:   /s/ Richard Reincke
                                         --------------------------------------
                                    Its:  Secretary, Chief Operating Officer


In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:

/s/ Eric Johnson                                       October 7, 2002
-------------------------------------------
Eric Johnson, Director

/s/ Richard Reincke                                    October 7, 2002
-------------------------------------------
Richard Reincke, Director

/s/ Eric Peacock                                       October 7, 2002
-------------------------------------------
Eric Peacock, Director

/s/ Joseph King                                        October 7, 2002
-------------------------------------------
Joseph King, Director